                                MERGER AGREEMENT
                                    BETWEEN

                         LIBERTY NATIONAL BANCORP, INC.
                                      AND

                         AARON ACQUISITION CORPORATION
                                AND JOINED IN BY

                              BANC ONE CORPORATION


























                                    Ex 2.1-1

                    TABLE OF CONTENTS TO MERGER AGREEMENT
                    -------------------------------------


                                                                     Page
                                                                     ----
RECITALS............................................................

Section  1.  Merger.................................................   3
Section  2.  Name...................................................   3
Section  3.  Business...............................................   3
Section  4.  Effective Time of Merger; Articles of Incorporation....   4
Section  5.  Effect of Merger.......................................   4
Section  6.  Liabilities upon Merger; Service of Process............   4
Section  7.  Conversion of Shares...................................   5
Section  8.  Board of Directors and Employees; Name Changes.........  10
Section  9.  Employee Benefits......................................  11
Section 10.  Undertakings of the Parties............................  11
Section 11.  Dissenting Shareholders................................  19
Section 12.  Tax Opinion............................................  19
Section 13.  Representations and Warranties of BANC ONE.............  20
Section 14.  Representations and Warranties of ACQUISITION CORP. ...  30
Section 15.  Representations and Warranties of LIBERTY..............  32
Section 16.  Action by LIBERTY Pending Effecting Time...............  44
Section 17.  Action by BANC ONE Pending Effective Time..............  50
Section 18.  Conditions to Obligations of BANC ONE and
                ACQUISITION CORP. ..................................  51
Section 19.  Conditions to Obligations of LIBERTY...................  54
Section 20.  Conditions to Obligations of All Parties...............  57
Section 21.  Option to Purchase.....................................  58
Section 22.  Indemnification........................................  58
Section 23.  Non-Survival of Representations and Warranties.........  62
Section 24.  Governing Law..........................................  62
Section 25.  Assignment.............................................  62
Section 26.  Satisfaction of Conditions; Termination................  63
Section 27.  Waivers; Amendments....................................  68
Section 28.  Entire Agreement.......................................  68
Section 29.  Captions; Counterparts.................................  69
Section 30.  Notices................................................  69

SIGNATURES..........................................................  71

        EXHIBIT A - LIBERTY Subsidiaries List
        EXHIBIT B - Plan of Merger
        EXHIBIT C - Form of Undertaking by Affiliates
        EXHIBIT D - Opinion of Counsel for LIBERTY
        EXHIBIT E - Opinion of Counsel for BANC ONE and ACQUISITION CORP.
        EXHIBIT F - Option to Purchase
















                                      Ex 2.1-2

                                MERGER AGREEMENT

     MERGER AGREEMENT dated as of November 2, 1993 (hereinafter called the "Merger Agreement"), between LIBERTY NATIONAL BANCORP, INC. (hereinafter called "LIBERTY") and AARON ACQUISITION CORPORATION (hereinafter called "ACQUISITION CORP.") and joined in by BANC ONE CORPORATION (hereinafter called "BANC ONE").

                                  WITNESSETH:

     LIBERTY is a corporation duly organized under the laws of the Commonwealth of Kentucky. Its principal office is located at 416 West Jefferson Street, Louisville, Jefferson County, Kentucky. As of September 30, 1993, LIBERTY had authorized capital stock consisting of 60,000,000 shares of common stock ("LIBERTY Common"), of which a total of 25,449,568 shares were issued and outstanding and none of which were shares of treasury stock owned by LIBERTY, and 10,000,000 shares of preferred stock, of which no shares are issued or outstanding. Except as set forth in EXHIBIT A hereto, LIBERTY, or a subsidiary of LIBERTY, owns, beneficially and of record, all of the issued and outstanding capital stock of the banks listed in EXHIBIT A hereto (the "Banks") and of the corporations listed in EXHIBIT A hereto (the "Companies"). The Banks and the Companies are hereinafter referred to collectively as "Subsidiaries" and each, sometimes, as a "Subsidiary."

     ACQUISITION CORP. is a corporation duly organized under the laws of the Commonwealth of Kentucky. Its principal office is located in Louisville, Jefferson County, Kentucky. As of the date of this Agreement, ACQUISITION CORP. had capital stock of $500 divided into 500 shares of common stock ("ACQUISITION CORP. Common"), all of which were issued and outstanding. ACQUISITION CORP. is a wholly owned subsidiary of BANC ONE.

     BANC ONE is a corporation duly organized under the laws of the State of Ohio. Its principal office is located at 100 East Broad Street, Columbus, Franklin County, Ohio. As of September 30, 1993 BANC ONE had capital stock of $1,705,232,000, divided into 600,000,000 shares of common stock, without par value ("BANC ONE Common"), 341,046,391 of which shares of BANC ONE Common were issued and outstanding and none of which were shares of treasury stock owned by BANC ONE, and 35,000,000 shares of preferred stock without par value, of which 5,000,000 shares were issued and outstanding as Series C $3.50 Cumulative Convertible Preferred Stock. As of September 30, 1993, BANC ONE had surplus of $2,637,410,000 undivided profits, including capital reserves, of $2,165,323,000, and total consolidated assets of $76,419,926,000. BANC ONE holds all of the issued and outstanding shares of capital stock of BANK ONE, LEXINGTON, NATIONAL ASSOCIATION (hereinafter referred to as "BANK ONE LEXINGTON."

     The respective Boards of Directors of LIBERTY, ACQUISITION CORP. and BANC ONE have each approved this Merger Agreement and the consummation of the transactions contemplated hereby and have approved the execution and delivery of this Merger Agreement. This Merger Agreement provides for the merger of ACQUISITION CORP. with and into LIBERTY upon the terms and conditions of this Merger Agreement (the "Merger"). LIBERTY will be the surviving corporation of the Merger. From and after the time the Merger shall become effective as set forth in Section 4 of this Merger Agreement, and as and when required by this Merger Agreement, BANC ONE will issue shares of BANC ONE Common in exchange for all of the issued and outstanding shares of LIBERTY Common. It is understood by each of the parties hereto that BANC ONE seeks, as a result of the Merger, to acquire LIBERTY, the Banks and the Companies and all of their respective operating assets and liabilities. Subject to the terms and conditions of this Merger Agreement, all parties will exert their reasonable best efforts to obtain such regulatory approvals and to effect such other actions as are necessary or appropriate to consummate the Merger. Except as may be required upon application of Section 7(e), Section 7(f) and/or Section 26(e) of this Merger Agreement, BANC ONE will issue not more than 22,452,587 shares of BANC ONE Common in connection with the transactions contemplated by this Merger Agreement.

     Prior to, concurrent with or following the Merger, BANC ONE will, upon receipt of any necessary approval of the Board of Governors of the Federal Reserve System (the "Board"), transfer all of the capital stock of BANK ONE LEXINGTON to, as appropriate, ACQUISITION CORP. or the entity resulting from

                                    Ex.2.1-3
the Merger of ACQUISITION CORP. and LIBERTY. Following the Merger and the transfer of the capital stock of BANK ONE LEXINGTON to ACQUISITION CORP. or LIBERTY, LIBERTY's subsidiary bank, LIBERTY NATIONAL BANK AND TRUST COMPANY OF KENTUCKY (hereinafter "LNB") and BANK ONE LEXINGTON will effect a sale by LNB and a purchase by BANK ONE LEXINGTON of LNB's offices in the greater Lexington, Kentucky area, together with a purchase of the assets and assumption of the liabilities associated therewith (the "Bank P&A") in accordance with the terms of a branch purchase agreement between LNB and BANK ONE LEXINGTON, to be drafted by BANC ONE and reasonably satisfactory to LIBERTY (the "Bank P&A Agreement"). The Board of Directors and executive officers of BANK ONE LEXINGTON, as the surviving bank following the Bank P&A, will be composed of those persons serving as directors and executive officers of BANK ONE LEXINGTON immediately prior to the Bank P&A, provided, however, that it is anticipated that one or more persons designated by LIBERTY, satisfactory to BANC ONE, shall serve on the Board of Directors of BANK ONE LEXINGTON following the Bank P&A until the next annual meeting of shareholders at which their respective successors are elected and qualified.

     In consideration of the premises, LIBERTY, BANC ONE and ACQUISITION CORP. hereby make this Merger Agreement and prescribe the terms and conditions of the Merger and the mode of carrying the Merger into effect as follows:

     1. MERGER. Subject to the terms and conditions hereinafter set forth in this Merger Agreement and the Plan of Merger and Reorganization attached hereto as Exhibit B (the "Plan of Merger"), ACQUISITION CORP. shall be merged with and into LIBERTY pursuant to and in accordance with applicable provisions of the Kentucky Revised Statutes.

     2. NAME. The name of the surviving corporation (hereinafter called the "Surviving Corporation" whenever reference is made to it as of the Effective Time or thereafter) shall be "BANC ONE KENTUCKY CORPORATION."

     3. BUSINESS. The business of LIBERTY as the Surviving Corporation shall be that of a bank holding company. The Surviving Corporation shall exist by virtue of, and be governed by, the laws of the Commonwealth of Kentucky and shall have its principal office at 416 West Jefferson Street, Louisville, Kentucky.

     4. EFFECTIVE TIME OF MERGER; ARTICLES OF INCORPORATION. The Merger shall become effective in accordance with the provisions of sec.271B.11-050 of the Kentucky Revised Statutes, upon the filing of appropriate articles of merger and/or other appropriate documents with the Kentucky Secretary of State as provided in sec.271B.11-050 and other applicable sections of the Kentucky Revised Statutes (the "Effective Time").

     The Articles of Incorporation of LIBERTY in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and the By-Laws of LIBERTY in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation, except as set forth in the Plan of Merger.

     5. EFFECT OF MERGER. At the Effective Time, (i) ACQUISITION CORP. shall merge into LIBERTY and the separate existence of ACQUISITION CORP. shall cease,
(ii) the title to all real estate and other property owned by ACQUISITION CORP. and LIBERTY shall be vested in LIBERTY, as the Surviving Corporation, without reversion or impairment, (iii) LIBERTY, as the Surviving Corporation, shall have all liabilities of ACQUISITION CORP. and LIBERTY, (iv) a proceeding pending against ACQUISITION CORP. or LIBERTY may be continued as if the Merger did not occur or LIBERTY, as the Surviving Corporation, may be substituted in the proceeding for ACQUISITION CORP., (v) the Articles of Incorporation of LIBERTY shall be amended to the extent provided in this Merger Agreement and the Plan of Merger, and (vi) the shares of ACQUISITION CORP. and LIBERTY shall be converted as provided in this Merger Agreement and the Plan of Merger, and the former holders of these shares shall be entitled only to the rights provided in this Merger Agreement and the Plan of Merger or to their rights under Kentucky Revised Statutes Chapter 271B Subtitle 13.

                                    Ex.2.1-4

     6. LIABILITIES UPON MERGER; SERVICE OF PROCESS. The Surviving Corporation shall be responsible for all of the liabilities of every kind and description of LIBERTY and ACQUISITION CORP. existing as of the Effective Time, except as may be specifically provided otherwise in this Merger Agreement.

     7. CONVERSION OF SHARES.

     (a) At the Effective Time:

          (i) Each of the not more than 26,662,613 shares of LIBERTY Common (the "LIBERTY Maximum") that shall be issued and outstanding immediately prior to the Effective Time (except for shares of LIBERTY Common subject to the rights, if any, of a dissenting shareholder and not including any shares carried by LIBERTY as treasury shares) (the "LIBERTY Conversion Shares") shall thereupon and without further action be converted into shares of BANC ONE Common at the Exchange Rate which shall be calculated as set forth in this Section 7(a)(i). LIBERTY's shareholders of record at the Effective Time for the LIBERTY Conversion Shares then held by them, respectively, shall be allocated and entitled to receive (upon surrender of certificates representing said shares for cancellation) shares of BANC ONE Common, which total number of shares of BANC ONE Common multiplied by the BANC ONE Average Price (as hereinafter defined) shall equal the product of (x) the number of LIBERTY Conversion Shares multiplied by (y) $35.00 (such product is hereinafter referred to as the "Exchange Value"), subject, however, to
     (i) the provisions of this Section 7(a) with respect to the minimum and maximum number of shares to be exchanged, (ii) the anti-dilution provisions of Sections 7(e) and 7(f) of this merger Agreement, (iii) provisions set forth in Section 7(c) herein relative to fractional shares and (iv) the provisions of Section 26(e).

          The term "Valuation Period" shall mean the fifteen consecutive days on which shares of BANC ONE Common are traded on the New York Stock Exchange (the "NYSE") ending on the eighth NYSE trading day immediately prior to the Effective Time.

          The term "BANC ONE Average Price" shall mean the average of the closing trade prices of BANC ONE Common on the NYSE during the Valuation Period as reported in The Wall Street Journal for NYSE Composite Transactions. The BANC ONE Average Price shall then be divided into the Exchange Value to establish (to the nearest whole share) the aggregate number of shares of BANC ONE Common into which all of the LIBERTY Conversion Shares shall be converted at the Effective Time. The Exchange Rate shall be such number of shares of BANC ONE Common divided by the number of LIBERTY Conversion Shares, with the quotient therefrom, rounded to four decimal places; provided, however, that, if prior to the Effective Time all outstanding options on shares of LIBERTY Common have been exercised and LIBERTY has acquired its pending affiliate, First Federal Savings Bank, Hopkinsville, Kentucky ("First Federal") and has converted options on shares of First Federal stock ("First Federal Options") into LIBERTY options which have subsequently been exercised, the total number of shares of BANC ONE Common into which all such shares of LIBERTY Common shall be converted shall not be fewer than 21,207,442 nor more than 22,452,587 shares. In no event shall the Exchange Rate (the rate each share of LIBERTY Common is to be converted) be less than 0.7954 or more than
     0.8421 share of BANC ONE Common.

          The Exchange Rate and other factors used to determine or limit the Exchange Rate are subject to adjustment in accordance with the provisions of Sections 7(e), 7(f) and 26(e) of this Merger Agreement.

          (ii) Each of the 500 shares of ACQUISITION CORP. Common issued and outstanding immediately prior to the Effective Time shall be converted into and become one issued and outstanding share of common stock of the Surviving Corporation, all of which shall be owned of record by BANC ONE.

          (iii) All shares of LIBERTY Common held by LIBERTY as treasury stock immediately prior to the Effective Time shall be cancelled and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for shares of BANC ONE Common.

     (b) At the Effective Time, stock issued by reason of the Merger shall be allocated to the holders of record of LIBERTY Conversion Shares with such shares of BANC ONE Common to be equal to the number

                                    Ex.2.1-5
of shares of LIBERTY Conversion Shares outstanding immediately prior to the Effective Time multiplied by the Exchange Rate. The Exchange Rate will be calculated by the following formula: (i) the Exchange Value, (ii) divided by the number of issued and outstanding LIBERTY Conversion Shares, which quotient is
(iii) further divided by the BANC ONE Average Price during the Valuation Period; provided, however, that for purposes of this Merger Agreement and the calculations herein required, said BANC ONE Average Price will be deemed not to be greater than $44.00 nor less than $41.57 per share. Such allocation of BANC ONE Common for each share of LIBERTY Common held of record at the Effective Time made on the basis of the Exchange Rate is subject to limitations relative to fractional shares as set forth in Section 7(c) herein, to adjustments pursuant to the anti-dilution provisions of Sections 7(e) and 7(f) and to adjustment pursuant to Section 26(e).

     (c) No certificate for fractional shares of BANC ONE Common will be issued by BANC ONE in connection with the exchange contemplated by the Merger, but in lieu thereof, any holder of LIBERTY Common shall, upon surrender of the certificate or certificates representing such LIBERTY Common, be paid cash, without interest, by BANC ONE for such fractional shares on the basis of the BANC ONE Average Price.

     (d) At the Effective Time, holders of certificates formerly representing shares of LIBERTY will tender such certificates to BANC ONE and subject to the provisions set forth above relating to fractional shares, BANC ONE, or BANK ONE, INDIANAPOLIS, N.A., as Exchange Agent for BANC ONE, will distribute to the holders of certificates formerly representing shares of LIBERTY Common in exchange for and upon surrender for cancellation by such holders of a certificate or certificates formerly representing shares of LIBERTY Common the certificate(s) for shares of BANC ONE Common in accordance with the Exchange Rate. Each certificate formerly representing LIBERTY Common (other than certificates representing treasury shares or shares of LIBERTY Common subject to the rights of dissenting shareholders) shall be deemed for all purposes to evidence the ownership of the number of shares of BANC ONE Common and cash for fractional shares into which such shares have been converted, except, however, and notwithstanding the foregoing, that, until such surrender of the certificate or certificates formerly representing shares of LIBERTY Common, the holder thereof shall not be entitled to receive any dividend or other payment or distribution payable to holders of BANC ONE Common. Upon such surrender (or in lieu of surrender other provisions reasonably satisfactory to BANC ONE as are made as set forth in the next following paragraph), there shall be paid to the person entitled thereto the aggregate amount of dividends or other payments or distributions (in each case without interest) which became payable after the Effective Time on the whole shares of BANC ONE Common represented by the certificates issued upon such surrender and exchange or in accordance with such other provisions, as the case may be. After the Effective Time, the holders of certificates formerly representing shares of LIBERTY Common shall cease to have rights with respect to such shares (except such rights, if any, as they may have as dissenting shareholders), and except as aforesaid, their sole rights shall be to exchange said certificates for shares of BANC ONE Common and cash for fractional shares in accordance with this Merger Agreement.

     Certificates representing shares of LIBERTY Common surrendered for cancellation by each shareholder entitled to exchange shares of LIBERTY Common for shares of BANC ONE Common by reason of the Merger shall be appropriately endorsed or accompanied by such appropriate instruments of transfer as BANC ONE may reasonably require; provided, however, that if there be delivered to BANC ONE by any person who is unable to produce any such certificate formerly representing shares of LIBERTY Common for transfer (i) evidence to the reasonable satisfaction of BANC ONE that any such certificate has been lost, wrongfully taken or destroyed, and (ii) such security or indemnity as reasonably may be requested by BANC ONE to save it harmless, and (iii) evidence to the reasonable satisfaction of BANC ONE that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such certificate and to receive shares of BANC ONE Common pursuant to this Merger Agreement, then BANC ONE, in the absence of actual notice to it that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such person the certificate(s) representing shares of BANC ONE Common which such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed certificate of LIBERTY Common.

                                    Ex.2.1-6

     (e) If prior to the Effective Time BANC ONE shall declare a stock dividend or subdivide, split up, reclassify or combine its shares of common stock or declare a dividend or make a distribution on its common stock in any security convertible into its common stock, appropriate adjustment or adjustments will be made in the Exchange Rate and other factors used to determine or limit the Exchange Rate.

     (f) If prior to the Effective Time BANC ONE shall declare a stock dividend or subdivide, split up, reclassify or combine its shares of common stock in any security convertible into its common stock, and the "Ex-Dividend Date" (as herein defined) established for the shares being so divided or otherwise diluted (if an "Ex-Dividend Date" is not established by the NYSE) or the Record Date, whichever is applicable, is subsequent to the Valuation Period (as defined in Section 7(a) of this Merger Agreement), appropriate adjustment or adjustments will be made in the Exchange Rate and other factors used to determine or limit the Exchange Rate. The "Ex-Dividend Date" is that date established by the NYSE for such distribution. The Record Date is that date established by resolution of the Board of Directors of the distributing party as the time as of which record ownership of the distributing securities will entitle the record owner(s) to such distribution.

     8. BOARD OF DIRECTORS AND EMPLOYEES; NAME CHANGES. The directors of LIBERTY immediately prior to the Effective Time, together with one or more persons selected by BANC ONE who currently serve on the Board of Directors of BANK ONE LEXINGTON, shall serve as the directors of the Surviving Corporation immediately following the Effective Time and until the next annual meeting of shareholders at which their respective successors are elected and qualified. The persons who are officers and employees of the Surviving Corporation immediately following the Effective Time shall be the officers and employees of LIBERTY immediately before the Effective Time with each such person to hold the same office in the Surviving Corporation as held by such person in LIBERTY. The directors, officers and employees of the Subsidiaries immediately following the Effective Time shall be the directors, officers and employees of the respective Subsidiaries immediately before the Effective Time; provided, however, that the officers, directors and employees of bank resulting from the Bank P&A shall be as set forth in the Bank P&A Agreement.

     LIBERTY will cooperate with BANC ONE in the procurement of requisite corporate and regulatory approvals and will use its reasonable best efforts to take such other steps as are appropriate and necessary to effect, at the request of BANC ONE, changes in the name of each of the Subsidiaries to include the words "BANK ONE" or "BANC ONE" so that such name changes will become effective at the Effective Time or such later date as may be designated by BANC ONE.

     9. EMPLOYEE BENEFITS. Following the Effective Time, the employee benefit programs to be available and applicable to the employees of LIBERTY and the Subsidiaries following the Effective Time shall be as described in and governed by a Letter Agreement dated November 2, 1993, pertaining to benefits between LIBERTY and BANC ONE (the "Benefits Agreement").

     10. UNDERTAKINGS OF THE PARTIES. LIBERTY, ACQUISITION CORP. and BANC ONE further agree as follows:

          (a) This Merger Agreement and the Plan of Merger shall be submitted to the shareholders of LIBERTY for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-laws of LIBERTY. Such shareholders' meeting will be scheduled to be held approximately 40 days following the mailing by LIBERTY of its proxy statement to its shareholders, which mailing will promptly follow the effective date of the registration statement to be filed by BANC ONE with the Securities and Exchange Commission (the "SEC") as provided in Section 10(d). LIBERTY and BANC ONE will cooperate with each other in order to facilitate the preparation, filing and clearance of the registration statement and the proxy statement under Federal and State securities laws to be used with respect to such shareholders' meeting and the exchange of shares as contemplated by this Merger Agreement.

          (b) BANC ONE will promptly prepare and file an application (believed in good faith by BANC ONE to be substantially complete in form and substance) to the Board under appropriate provisions of Section 3 of the Bank Holding Company Act of 1956, as amended, and, if necessary, to the

                                    Ex.2.1-7

     Commonwealth of Kentucky and/or the Indiana Department of Financial Institutions (hereinafter sometimes referred to collectively as the "State Regulators") for prior approval of the Merger and/or the proposed acquisition of LIBERTY and/or one or more of the Subsidiaries by BANC ONE. LIBERTY will furnish BANC ONE such information, appropriate representations and documents as may be reasonably requested by BANC ONE in connection therewith and will cooperate with BANC ONE in the procurement of requisite corporate and regulatory approvals to effect the Merger. BANC ONE will provide LIBERTY and its counsel with reasonable opportunity to comment on the applications which it proposes to file in connection with such regulatory approvals and will give due consideration to any comments of LIBERTY and its counsel before making such filings. BANC ONE will use its reasonable best efforts (such efforts shall include, if necessary, a divestiture or offer or agreement to divest some or all of the offices and/or related assets and/or liabilities of LNB and/or BANK ONE LEXINGTON) to cause such applications to be approved by the Board and, as required, one or more of the State Regulators and to obtain such other regulatory consents and approvals as may be necessary to facilitate the Merger, in each case as soon as possible, and will promptly provide LIBERTY with copies of all such applications together with correspondence to or from the Board and the State Regulators related thereto.

          (c) After receipt of the Board's prior approval of BANC ONE's acquisition of LIBERTY, after approval of the Merger, the acquisition and/or any part thereof, if required, by any State Regulator, and after the approval of the Merger by the shareholders of LIBERTY, as provided in
     Section 10(a), BANC ONE shall designate (by giving notice to LIBERTY) the date as of which BANC ONE desires the Merger to become effective and, except as otherwise provided in this Section 10(c), the Effective Time shall occur at the time and on the date so designated, subject to Section 26 of this Merger Agreement. In no event will the date designated by BANC ONE as the Effective Time be sooner than the later of (i) the eighth NYSE trading day after the date of BANC ONE's notice to LIBERTY or (ii) the day following the day on which all approvals of the Board, the State Regulators and the shareholders of LIBERTY shall have been received and any required waiting periods with respect thereto have expired, nor will the date designated by BANC ONE as the Effective Time be later than 31 days following the date at which all approvals of the Board, the State Regulators and the shareholders of LIBERTY shall have been received and any required waiting periods with respect thereto have expired (the "Designation Period"). Except as otherwise provided in this Section 10(c) and subject to the termination provisions of Section 26 of this Merger Agreement, in the event that BANC ONE does not designate the date and time as of which BANC ONE desires the Merger to become effective, BANC ONE shall be deemed to have designated the Effective Time to occur on the last day of the Designation Period or as otherwise agreed by BANC ONE and LIBERTY in writing.

          (d) BANC ONE will promptly prepare and file with the SEC and use its reasonable best efforts to cause to become effective as soon as possible, a registration statement, including the related prospectus and proxy statement referred to in Section 10(a) above (the "Proxy Statement"), and any required amendments thereto or supplements to any prospectus contained therein, relating to the exchange of BANC ONE Common contemplated by this Merger Agreement. BANC ONE will provide LIBERTY and its counsel a reasonable opportunity to comment on such proposed filings and will give due consideration to any comments of LIBERTY and its counsel before making any such filings. Such registration statement will not cover resales by any persons who may be considered "underwriters" under Rule 145(c) of the Securities Act of 1933, as amended (the "1933 Act"). BANC ONE shall use its reasonable best efforts to have the shares of BANC ONE Common qualified or exempted from qualification under all applicable state securities laws as soon as possible. In the event that a stop order has been issued, or threatened, by the SEC, that suspends or would suspend the effectiveness of the registration statement, BANC ONE shall use its reasonable best efforts to promptly remove, or cause not to be issued, any such stop order.

          (e) BANC ONE and/or ACQUISITION CORP. will assume and pay all expenses incident to the obtaining of the requisite regulatory consents and approvals. Without limiting the generality of the foregoing, the expenses to be assumed and paid by BANC ONE shall include (i) all legal and other expenses and taxes incurred by BANC ONE incident to the consummation of the Merger contemplated by this Merger Agreement, (ii) all legal and other expenses incurred by BANC ONE incident to the

                                    Ex.2.1-8
     preparation and filing of the applications to the Board, the Office of the Comptroller of the Currency (the "OCC"), the State Regulators and other requests for regulatory consents and approvals with the appropriate bank regulatory agencies as set forth in or contemplated by this Merger Agreement or the Bank P&A Agreement and (iii) all legal and other expenses, if any, incurred in connection with the registration and qualification of BANC ONE Common under Federal and State securities laws. The expenses to be assumed and paid by BANC ONE and/or ACQUISITION CORP. shall not include any legal or other expenses incurred by LIBERTY in the negotiation of the Merger, the examination or review of documents for its own benefit, in connection with its own corporate proceedings or to any investment banker or advisor for services rendered on its behalf. BANC ONE will pay the expenses of reproducing the Proxy Statement. LIBERTY shall be responsible for its legal and accounting fees associated with the Proxy Statement.

          (f) All information furnished by or on behalf of LIBERTY to BANC ONE or any of its representatives in connection with this Merger Agreement (whether before or after the date of this Merger Agreement) will be kept confidential by BANC ONE in accordance with the terms of that certain letter agreement dated June 30, 1993 (the "Confidentiality Agreement") between BANC ONE and LIBERTY. All information furnished by BANC ONE to LIBERTY (whether before or after the date of this Merger Agreement) and the transactions contemplated hereby which is regarded by such furnishing party as confidential (and is so designated not later than the time of delivery or the date of this Merger Agreement) will be kept confidential by LIBERTY and will be used by LIBERTY and its directors, officers, employees and representatives of its advisors only in connection with this Merger Agreement and the transactions contemplated hereby, except to the extent that such information (i) is already known to such other party when received, (ii) thereafter becomes lawfully obtainable from other sources, otherwise than in violation of this paragraph or similar duties or provisions regarding confidentiality, or (iii) is, in the reasonable opinion of legal counsel for LIBERTY, required to be disclosed in any document filed with the Securities and Exchange Commission, the Board, the Office of Thrift Supervision, the State Regulators or any other governmental agency or authority.

          (g) BANC ONE will provide LIBERTY with copies of all filings made by BANC ONE with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the 1933 Act and the respective rules and regulations of said Commission thereunder at the time such filings are made at any time prior to the Effective Time.

          (h) BANC ONE and ACQUISITION CORP. will furnish to LIBERTY all information concerning BANC ONE and ACQUISITION CORP. reasonably required by LIBERTY in connection with the preparation of proxy solicitation materials for use in soliciting proxies in connection with the meeting of LIBERTY's shareholders called for the purpose of voting on the Merger and will promptly advise LIBERTY if BANC ONE determines that any of such information is or becomes false or misleading in any material respect. LIBERTY will furnish to BANC ONE all information concerning LIBERTY and the Subsidiaries reasonably required by BANC ONE in connection with BANC ONE's preparation of the registration statement (including the related prospectus) and any required amendments or supplements thereto, or in connection with other filings by BANC ONE relating to the registration of its shares and will promptly advise BANC ONE if LIBERTY determines that any such information is or becomes false or misleading in any material respect.

          (i) No press release or other public disclosure of matters related to this Merger Agreement or any of the transactions contemplated hereby shall be made by LIBERTY or BANC ONE unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law.

          (j) Prior to the Effective Time, BANC ONE will vote all the shares of ACQUISITION CORP. to approve and adopt the proposal to merge ACQUISITION CORP. with LIBERTY at a meeting of the shareholders of ACQUISITION CORP. held for such purpose or by means of a unanimous written consent of ACQUISITION CORP. shareholders adopted in lieu of a meeting to approve the Merger and approve this Merger Agreement.

                                    Ex.2.1-9

          (k) BANC ONE will, prior to the time the Bank P&A becomes effective pursuant to the Bank P&A Agreement, transfer direct ownership of the shares of BANK ONE LEXINGTON to ACQUISITION CORP. and will, thereafter, if appropriate and necessary, ratify and confirm the Bank P&A at a meeting of the shareholders of BANK ONE LEXINGTON held for such purpose or by means of a unanimous written consent of BANK ONE LEXINGTON shareholders adopted in lieu of a meeting to approve the Bank P&A and the Bank P&A Agreement.

          (l) For not less than the three-year period immediately following the Effective Time, BANC ONE shall make available adequate current public information about itself as that terminology is used in and as required by Rule 144(c) of the SEC under the 1933 Act.

          (m) Each of BANC ONE, ACQUISITION CORP. and LIBERTY will use its reasonable best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment.

          (n) LIBERTY will use its reasonable best efforts to cause each person who, in the joint opinion of counsel for BANC ONE and LIBERTY, is at the Effective Time or was, at the time of LIBERTY's shareholders' meeting referred to in Section 10 hereof, an "affiliate" of LIBERTY (as that term is used in Rules 144 and 145 promulgated by the SEC under the 1933 Act), to execute and deliver to BANC ONE the written undertakings in the form attached hereto as EXHIBIT C.

          (o) BANC ONE will initiate a pre-acquisition investigation and review of the books, records and facilities of LIBERTY and its Subsidiaries and will complete such pre-acquisition investigation not later than 60 days following the date of this Merger Agreement. BANC ONE shall advise LIBERTY at the conclusion of such pre-acquisition investigation of all matters then known to BANC ONE which BANC ONE shall in good faith determine to be either
     (i) inconsistent in any material and adverse respect with any of the representations and warranties of LIBERTY contained in this Merger Agreement or (ii), in the reasonable judgment of the Board of Directors of BANC ONE, to be either (x) of such significance as to materially and adversely affect the financial condition or the results of operations of LIBERTY and the Subsidiaries on a consolidated basis or (y) to deviate materially and adversely from LIBERTY's audited financial statements for the year ended December 31, 1992. BANC ONE shall have the right to terminate this Merger Agreement as set forth in Section 26(c).

          (p) LIBERTY will initiate a pre-acquisition investigation and review of the books, records and facilities of BANC ONE and its subsidiaries and will complete such pre-acquisition investigation not later than 10 business days following the date of this Merger Agreement. LIBERTY shall advise BANC ONE at the conclusion of such pre-acquisition investigation of all matters then known to LIBERTY which LIBERTY shall in good faith determine to be either (i) inconsistent in any material and adverse respect with any of the representations and warranties of BANC ONE contained in this Merger Agreement or (ii) in the reasonable judgment of the Board of Directors of LIBERTY, to be either (x) of such significance as to materially and adversely affect the financial condition or the results of operations of BANC ONE and its subsidiaries on a consolidated basis or (y) to deviate materially and adversely from BANC ONE's audited financial statements for the year ended December 31, 1992. LIBERTY shall have the right to terminate this Merger Agreement as set forth in Section 26(d).

          (q) In addition to BANC ONE's pre-acquisition investigation of LIBERTY and LIBERTY's pre-acquisition investigation of BANC ONE, BANC ONE and LIBERTY shall each provide the other with adequate opportunity to conduct such further reviews and examinations of the business, properties and conditions (financial and otherwise) of the other as BANC ONE and LIBERTY, respectively, shall deem prudent, provided that such investigations shall not interfere unreasonably with the normal operations of the party being reviewed.

          (r) Banc One will use its reasonable best efforts to cause the shares of BANC ONE Common to be issued to the shareholders of LIBERTY pursuant to this Merger Agreement to be listed on the NYSE as of the Effective Time.

          (s) Notwithstanding anything in this Merger Agreement to the contrary, BANC ONE may, at its sole discretion, elect not to consummate the Bank P&A or to alter the terms thereof in any respect. In the event BANC ONE for any reason does not consummate, or alters the terms of, the Bank P&A, the

                                    Ex.2.1-10
     parties hereto shall nonetheless consummate the Merger upon satisfaction or waiver of all conditions thereto in this Merger Agreement.

          (t) Prior to the Effective Time, BANC ONE will file with the SEC and use its reasonable best efforts to cause to become effective not later than the Effective Time, a registration statement on Form S-8 or other appropriate form to register with the SEC the shares of BANC ONE Common which may be issued to individuals upon the exercise of stock options and/or other stock-related benefits assumed by BANC ONE pursuant to the Benefits Agreement and will use its reasonable best efforts to cause such registration statement to remain in effect until the exercise or expiration of all such options and/or other stock-related benefits. BANC ONE shall use its reasonable best efforts to have the shares of BANC ONE Common which may be issued upon the exercise of such options qualified or exempted from qualification from all applicable state securities laws.

          (u) Prior to the Effective Time, LIBERTY shall use its reasonable best efforts to cause its pending affiliate, First Federal, to have been merged with and into one of the Banks or to have been converted into a commercial bank charter.

          (v) LIBERTY shall take all action, as necessary, with respect to that rights plan adopted by LIBERTY's Board of Directors on August 19, 1992 (the "LIBERTY Rights Plan") to prevent the approval, execution or delivery of this Merger Agreement or the Option Agreement (the "BANC ONE Option Agreement") executed and delivered pursuant to Section 21 of this Merger Agreement, or the consummation of the Merger, or the acquisition of shares of LIBERTY Common by BANC ONE pursuant to the Option Agreement from being the basis for detaching the rights related to the LIBERTY Common or from otherwise resulting in the grant, issuance or triggering of any right to any person (other than BANC ONE) under the LIBERTY Rights Plan or enabling or allowing any right associated with the LIBERTY Rights Plan to be exercised, distributed or triggered; provided, however, that LIBERTY, in taking such action, shall be limited in the total consideration paid in cancellation or redemption of such rights to not more than $0.01 per right.

     11. DISSENTING SHAREHOLDERS. Shareholders of LIBERTY Common who do not vote their shares in favor of the Merger and otherwise perfect applicable dissenters' rights will be entitled to applicable dissenters or appraisal rights, if any, under applicable provisions of the Kentucky Revised Statutes.

     12. TAX OPINION. BANC ONE and LIBERTY shall use their respective reasonable best efforts to obtain from Squire, Sanders & Dempsey a written opinion addressed to LIBERTY, its shareholders and BANC ONE, that based upon the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") and regulations thereunder and rulings issued by the Internal Revenue Service in transactions similar to those contemplated by this Merger Agreement:

          (a) The statutory Merger of ACQUISITION CORP. with and into LIBERTY will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code;

          (b) No gain or loss will be recognized by BANC ONE or LIBERTY as a consequence of the transactions herein contemplated;

          (c) No gain or loss will be recognized to the shareholders of LIBERTY on the exchange of their shares of LIBERTY Common for shares of BANC ONE Common (disregarding for this purpose any cash received pursuant to the exercise of statutory dissenters' rights or for fractional share interests to which they may be entitled);

          (d) The Federal income tax basis of the BANC ONE Common (including fractional share interests to which they may be entitled) received by the shareholders of LIBERTY Common for their shares of LIBERTY Common will be the same as the Federal income tax basis of the LIBERTY Common surrendered in exchange therefor; and

          (e) The holding period of the BANC ONE Common received by a shareholder of LIBERTY will include the period for which the LIBERTY Common exchanged therefor was held, provided the

                                    Ex.2.1-11
         exchanged LIBERTY Common was held as a capital asset by such shareholder on the date of the exchange.

     13. REPRESENTATIONS AND WARRANTIES OF BANC ONE. BANC ONE represents and warrants to LIBERTY that, except as set forth in BANC ONE's disclosure letter to LIBERTY dated November 2, 1993 and delivered to LIBERTY not later than the time of LIBERTY's execution of this Merger Agreement (the "BANC ONE Disclosure Letter"), and except as otherwise indicated below:

          (a) BANC ONE is a corporation duly organized and validly existing in good standing under the laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business and is in good standing in the State of Ohio, together with all other jurisdictions where it is both required to so qualify and where the failure to so qualify would have a material adverse effect on the business, operations, financial condition or results of operations of BANC ONE and its subsidiaries, taken as a whole, or on the ability of BANC ONE to consummate the transactions contemplated hereby (a "BANC ONE Material Adverse Effect"), and BANC ONE has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it and its subsidiaries. BANC ONE is not subject to any formal or informal agreement or understanding with, nor is it subject to any order of, any bank regulatory authority restricting or prohibiting or attempting to restrict or prohibit any activities or conduct of BANC ONE. As of September 30, 1993, the authorized capital stock of BANC ONE consisted of (i) 600,000,000 shares of common stock without par value, of which a total of 341,046,391 shares were issued and outstanding and none of which were shares held by BANC ONE as treasury stock and (ii) 35,000,000 shares of preferred stock without par value, of which 5,000,000 shares were issued and outstanding as Series C $3.50 Cumulative Convertible Preferred Stock. All of the issued and outstanding shares of BANC ONE's capital stock are duly authorized, validly issued, fully paid, nonassessable and subject to no pre-emptive rights. Subject only to obtaining the required regulatory approvals, BANC ONE is, and at all times after the date of this Merger Agreement to and including the Effective Time will be, authorized to effect the Merger under applicable law.

          (b) BANC ONE has furnished to LIBERTY copies of the following financial statements relating to BANC ONE and its consolidated subsidiaries: (i) the audited Consolidated Balance Sheets of BANC ONE as of December 31, 1992 and 1991 and the Consolidated Statements of Income, Shareholders' Equity and Cash Flows for the years then ended, together with the notes thereto, as audited by Coopers & Lybrand, independent auditors; and (ii) the unaudited Consolidated Balance Sheet of BANC ONE as at September 30, 1993 and the unaudited Consolidated Statements of Income and Shareholders' Equity for the period then ended, together with the notes thereto. Each of the aforementioned financial statements present fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the consolidated financial position and results of operations of BANC ONE as of the dates and for the periods therein set forth. Such financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since September 30, 1993, there has not been any change in the financial condition, results of operations or business of BANC ONE and its subsidiaries that has had a BANC ONE Material Adverse Effect. Since September 30, 1993, BANC ONE has issued approximately 506,979 additional shares of BANC ONE Common.

          (c) The Boards of Directors of BANC ONE and ACQUISITION CORP. have duly authorized the execution and delivery of this Merger Agreement and approved the Merger as contemplated by said Merger Agreement. No authorization of this Merger Agreement or of the transactions hereby contemplated is required by the shareholders of BANC ONE. BANC ONE and ACQUISITION CORP. have all requisite power and authority to enter into this Merger Agreement and, after its vote of the shares of ACQUISITION CORP. in favor of the Merger as contemplated by Section 10(j), BANC ONE and ACQUISITION CORP. will have the authority to consummate the transactions contemplated hereby. This Merger Agreement constitutes the valid and legally binding and enforceable obligation of each of BANC ONE and ACQUISITION CORP. and this Merger Agreement and the consummation of the

                                    Ex.2.1-12

     Merger have been duly authorized and approved on behalf of BANC ONE and ACQUISITION CORP. by all requisite corporate action. Provided the required approvals are obtained from the Board, the OCC and the State Regulators, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger or the Bank P&A will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court, bank regulatory agency or other governmental agency to which BANC ONE or ACQUISITION CORP. is subject, any contract, agreement or instrument to which BANC ONE or ACQUISITION CORP. is a party or by which BANC ONE or ACQUISITION CORP. is bound or committed, or the Articles of Incorporation or Regulations of BANC ONE or the Articles or Incorporation or By-laws of ACQUISITION CORP., or constitute an event which with the lapse of time or action by a third party, could, to the best of BANC ONE's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of BANC ONE or ACQUISITION CORP. or upon any of the stock of BANC ONE or ACQUISITION CORP. or adversely affect the ability of BANC ONE to consummate the transactions contemplated hereby, except, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the Effective Time or
     (ii) if not so cured or waived would not, in the aggregate, have any BANC ONE Material Adverse Effect.

          (d) The reserve for possible loan and lease losses shown on the September 30, 1993 Consolidated Balance Sheet of BANC ONE and its subsidiaries is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable) as of September 30, 1993.

          (e) Except as disclosed in the financial statements referred to in
     Section 13(b), there is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge after due inquiry of BANC ONE and its executive officers, overtly threatened, against or affecting BANC ONE or its subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, which is reasonably likely to be resolved adversely to the interest of BANC ONE or its subsidiaries and, if so resolved, would have a BANC ONE Material Adverse Effect or materially impair its ability, or that of ACQUISITION CORP., to perform under this Merger Agreement, and to the best of the knowledge and belief after due inquiry of BANC ONE and its executive officers, no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert or initiate any such litigation, action, suit, investigation or proceeding against BANC ONE based upon the wrongful action or inaction of BANC ONE or its subsidiaries or any of their respective officers, directors or employees.

          (f) At the Effective Time and on such subsequent dates when the former shareholders of LIBERTY surrender their LIBERTY share certificates for cancellation, the shares of BANC ONE Common to be exchanged with former shareholders of LIBERTY will have been duly authorized and validly issued by BANC ONE and will be fully paid and nonassessable and subject to no pre-emptive rights.

          (g) BANC ONE and each of its subsidiaries have good and marketable title to all their respective assets and properties, whether real or personal, tangible or intangible, including without limitation the capital stock of its subsidiaries and all other assets and properties reflected in BANC ONE's Balance Sheet as of September 30, 1993 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 1993). Such assets and properties are subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except (i) as noted in said Balance Sheet or the notes thereto; (ii) statutory liens for taxes not yet delinquent; (iii) landlord's liens; and
     (iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges do not, in the aggregate, have a BANC ONE Material Adverse Effect. BANC ONE and its subsidiaries as lessees have the unqualified right under valid and subsisting leases to occupy, use, possess and control all property

                                    Ex.2.1-13
     leased by BANC ONE and its subsidiaries. At the Effective Time all limitations affecting such properties will not, in the aggregate, have a BANC ONE Material Adverse Effect.

          (h) To the best of the knowledge after due inquiry of BANC ONE and its executive officers, BANC ONE and its subsidiaries have complied with all laws, regulations and orders applicable to them and to the conduct of their businesses, including without limitation, all statutes, rules and regulations pertaining to the conduct of banking activities except for violations which together with any penalty which results therefrom has not had and will not have a BANC ONE Material Adverse Effect. Neither BANC ONE nor any of its subsidiaries is in default under, and no event has occurred which, to the best of BANC ONE's knowledge, after due inquiry, is likely to result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, in each case where the default has had or is likely to have a BANC ONE Material Adverse Effect.

          (i) BANC ONE and ACQUISITION CORP. have not incurred and will not incur directly or indirectly any liability for brokerage, finders', agents' or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated hereby.

          (j) Each pension, stock bonus or purchase, profit-sharing, retirement, health and welfare plan maintained by or covering employees of BANC ONE or any subsidiary of BANC ONE (hereinafter referred to collectively as the "plans") which purports to be a qualified plan under Section 401(a) of the Internal Revenue Code is so qualified. All of the plans which constitute employee benefit or employee welfare benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), have been maintained in compliance in all material respects with the applicable requirements of ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the plans have been timely filed or delivered. BANC ONE has no knowledge either of any circumstances which would adversely affect the qualification of the plans or their compliance with the applicable requirements of ERISA, would result or have resulted in liability under Title IV of ERISA or of any "reportable event" (as such term is defined in Section 4043(b) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code) which has occurred since the date on which said sections became applicable to the plans and which could reasonably be expected to result in any material liability of BANC ONE or any subsidiary to the Pension Benefit Guaranty Corporation (the "PBGC"), the Department of Treasury, the Department of Labor or any multiemployer plan. Those plans which are defined benefit plans within the meaning of ERISA meet the minimum funding standards set forth in the Internal Revenue Code and ERISA and the assets of such plans equal or exceed the current value of accrued benefits under such plans as of the most recent plan valuation date. There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the plans, any fiduciaries thereof with respect to their duties to the plans or the assets of any of the trusts under any of the plans which could reasonably be expected to result in any material liability of BANC ONE or any subsidiary to the PBGC, Department of Treasury, Department of Labor or any multiemployer plan.

          (k) Except where the failure to file would not have a BANC ONE Material Adverse Effect on BANC ONE and its subsidiaries, BANC ONE and/or its subsidiaries have duly filed all federal, state, county and local income, franchise, bank, excise, real and personal property and other tax returns and reports (including, but not limited to, those relating to social security, withholding, unemployment insurance, and occupation (sales) and use taxes and those filed on a consolidated, combined or unitary basis) required to have been filed by BANC ONE or its subsidiaries up to the date hereof. All of the foregoing returns are true and correct in all material respects, and BANC ONE and its subsidiaries have paid or, prior to the Effective Time, will pay all taxes, interest and penalties shown on such returns or reports as being due or (except to the extent the same are contested in good faith and, if material, summarized in the BANC ONE Disclosure Letter) or claimed to be due to any federal, state, county, local or other taxing authority, and there is, and at the Effective Time will be, no basis for any additional claim or assessment which might materially and adversely affect BANC ONE and its subsidiaries, except for those being contested in good faith and summarized in the BANC ONE Disclosure Letter. BANC

                                    Ex.2.1-14

     ONE and its subsidiaries have paid or made adequate provision in its financial statements or its books and records for all taxes payable in respect of all periods ending on or before the date hereof. BANC ONE and its subsidiaries have, or at the Effective Time will have, no liability for any taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the Effective Time in the ordinary course of business and are properly accrued on the books of BANC ONE as of the Effective Time or are being contested in good faith and have, if material, been summarized in the BANC ONE Disclosure Letter.

          (l) BANC ONE has in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies comparable in size and operation to BANC ONE.

          (m) Neither the Proxy Statement nor the related registration statement nor any amendment or supplement thereto that is filed with the SEC in connection with the transactions contemplated hereby (except for any information which has been or shall be supplied by LIBERTY for inclusion in the Proxy Statement and registration statement and is so included as so supplied) shall contain (in the case of information relating to the Proxy Statement, at the time it is mailed and in the case of information relating to the registration statement at the time it becomes effective and at the time of LIBERTY's shareholders' meeting) any untrue statement of a material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The registration statement and any amendments or supplements thereto that are filed with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of the 1933 Act and the rules and regulations promulgated thereunder.

          (n) No employee of BANC ONE or any of its subsidiaries is represented, for purposes of collective bargaining, by a labor organization of any type. BANC ONE is unaware of any efforts during the past five years to unionize or organize any employees of BANC ONE or any of its subsidiaries, and no claim related to such employees under the Fair Labor Standards Act, National Labor Relations Act, Civil Rights Act of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights Act of 1866, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, or any state or local employment related law, order, ordinance or regulation, no unfair labor practice, discrimination or wage-and-hour claim is pending or, to the best of BANC ONE's knowledge, threatened against BANC ONE or any of its subsidiaries which claim has had or is reasonably likely to have a BANC ONE Material Adverse Effect.

          (o) To the actual knowledge of BANC ONE and its executive officers:
     (i) with respect to any contaminant, pollutant, hazardous substance, hazardous waste, hazardous pollutant, toxic pollutant, toxic waste or toxic substance ("Contaminant"), there are no material actions, proceedings or investigations pending or threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging non-compliance with or liability in connection with, by BANC ONE or any of its subsidiaries, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec.sec.9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. sec.sec.6901 et seq. ("RCRA"), the Clean Water Act, 33 U.S.C. sec.sec.1251 et seq. ("CWA"), or the Clean Air Act, 42 U.S.C. sec.sec.7401 et seq. ("CAA"), as each is amended from time to time, or any other federal, state, local or municipal statute, ordinance or regulation, or order, ruling or other decision of any court, administrative agency or other governmental authority relating to health or safety or environmental protection (such statutes, ordinances, regulations, orders, rulings and decisions, together, "Environmental Laws"); (ii) neither BANC ONE nor any of its subsidiaries is responsible in any material respect under any Environmental Law for any release by any person at or in the vicinity of real property of any Contaminant, including without limitation by spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such Contaminant into the environment (collectively "Release");
     (iii) neither BANC ONE nor any of its subsidiaries is responsible for any material costs of any response action required by virtue of any Release of any Contaminant into

                                    Ex.2.1-15
     the environment including, without limitation, costs arising from investigation, removal or remediation of Contaminants, security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body or any other person; (iv) BANC ONE and its subsidiaries are, in all material respects, in compliance with all applicable Environmental Laws; and (v) no real property owned or used by BANC ONE or any of its subsidiaries contains any Contaminant including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which (a) is reasonably likely to require remediation or other corrective action pursuant to any Environmental Law in any material respect, or (b) otherwise would pose any significant health or safety risk unless remedial measures were taken.

          (p) BANC ONE and/or its subsidiaries (i) have surveyed the facilities where BANC ONE and its subsidiaries conduct their business including, without limitation, automatic teller machines (collectively, the "BANC ONE Facilities") for compliance with the Americans with Disabilities Act and the regulations issued thereunder (collectively, "ADA"); (ii) have developed action plans to remove architectural barriers including communication barriers that are structural in nature from existing BANC ONE Facilities (collectively, the "BANC ONE Barriers") when such removal is "readily achievable," as that term is defined in ADA; (iii)have finalized action plans for automatic teller machines ("ATMs") in conformance with the Joint Final Rule of the Architectural and Transportation Barriers Compliance Board ("ATBCB") and the Department of Transportation, effective August 16, 1993; (iv) have developed or will develop schedules for BANC ONE Barrier removal from BANC ONE Facilities in such action plans so that BANC ONE Barrier removal was complete on January 26, 1992 or will be completed as soon as practicable thereafter; and (v) have removed all BANC ONE Barriers in BANC ONE Facilities or will cause all BANC ONE Barriers to be removed in accordance with such action plans. All "alterations" (as such term is defined in ADA) to BANC ONE Facilities undertaken after January 26, 1992 comply with ADA and the ATBCB Accessibility Guidelines for Buildings and Facilities ("ADAAG"). Effective January 26, 1992, all plans and designs for new construction to be utilized by BANC ONE and its subsidiaries comply with ADA and ADAAG. To the best of BANC ONE's knowledge, after due inquiry, no investigations, proceedings, or complaints, formal or informal, are pending or threatened against BANC ONE and/or its subsidiaries in connection with BANC ONE Facilities under ADA, ADAAG, or any other state or federal law concerning accessibility for individuals with disabilities.

          (q) The statements made in the BANC ONE Disclosure Letter and any attachments thereto shall be deemed to constitute representations and warranties of BANC ONE under this Merger Agreement to the same extent as if herein set forth in full. Anything disclosed in the BANC ONE Disclosure Letter or the attachments thereto shall be considered to have been disclosed for purposes of all representations, warranties and covenants under this Merger Agreement.

     14. REPRESENTATIONS AND WARRANTIES OF ACQUISITION CORP.. ACQUISITION CORP. represents and warrants to LIBERTY that, except as set forth in the BANC ONE Disclosure Letter, and except as otherwise indicated below:

          (a) ACQUISITION CORP. is a corporation duly organized and validly existing in good standing under the laws of the Commonwealth of Kentucky and is qualified to do business and is in good standing in the Commonwealth of Kentucky together with all other jurisdictions where it is both required to so qualify and where the failure to so qualify would have a BANC ONE Material Adverse Effect and ACQUISITION CORP. has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it. The authorized capital stock of ACQUISITION CORP. is 500 shares of Common Stock, all of which are issued and outstanding and owned by BANC ONE free and clear of all liens, security interests or other encumbrances. ACQUISITION CORP. has no subsidiaries.

          (b) The Board of Directors of ACQUISITION CORP. has duly authorized execution of this Merger Agreement and approved the acquisition of LIBERTY as contemplated by said Merger Agreement. BANC ONE, the sole shareholder of ACQUISITION CORP., will vote all the shares of ACQUISITION CORP. to approve the Merger and adopt this Merger Agreement. ACQUISITION

                                    Ex.2.1-16

     CORP. has all requisite power and authority to enter into this Merger Agreement and has the authority to consummate the transactions contemplated hereby. This Merger Agreement constitutes the valid and legally binding obligation of ACQUISITION CORP. and this Merger Agreement and the consummation hereof have been duly authorized and approved on behalf of ACQUISITION CORP. by all requisite corporate action. Provided the required approvals are obtained from the Board and the State Regulators, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court, bank regulatory agency or other governmental agency to which ACQUISITION CORP. may be subject, any contract, agreement or instrument to which ACQUISITION CORP. is a party or by which ACQUISITION CORP. is bound or committed, or the Articles of Incorporation or Bylaws of ACQUISITION CORP., or constitute an event which with the lapse of time or action by a third party, could, to the best of ACQUISITION CORP.'s knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of ACQUISITION CORP. or adversely affect the ability of BANC ONE to consummate the transactions contemplated hereby.

     15. REPRESENTATIONS AND WARRANTIES OF LIBERTY. LIBERTY represents and warrants to BANC ONE that, except as shall be set forth in LIBERTY's disclosure letter (and any attachments or schedules annexed thereto) to BANC ONE, to be provided to BANC ONE by LIBERTY pursuant to the provisions of Section 16(i) of this Merger Agreement (the "LIBERTY Disclosure Letter"), and except as otherwise indicated below:

          (a) LIBERTY is a corporation duly organized and validly existing in good standing under the laws of the Commonwealth of Kentucky, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business and is in good standing in the Commonwealth of Kentucky, together with all other jurisdictions where it is both required to so qualify and where the failure to so qualify would have a material adverse effect on the business, operations, financial condition or results of operations of LIBERTY and the Subsidiaries taken as a whole, or on the ability of LIBERTY to consummate the transactions contemplated hereby (a "LIBERTY Material Adverse Effect"), and LIBERTY and the Subsidiaries each has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it. LIBERTY is not subject to any formal or informal agreement or understanding with, nor is it subject to any order of, any bank regulatory authority restricting or prohibiting or attempting to restrict or prohibit any activities or conduct of LIBERTY. As of September 30, 1993, the authorized capital stock of LIBERTY consisted of 60,000,000 shares of LIBERTY Common, of which 25,449,568 shares were issued and outstanding (none of which were treasury shares owned by LIBERTY), and 10,000,000 shares of preferred stock, none of which were issued or outstanding. All of the issued and outstanding shares of LIBERTY Common are duly authorized, validly issued, fully paid and nonassessable and none are issued in violation of the preemptive rights of any shareholder. There are no outstanding options, warrants, stock appreciation rights or commitments of any kind related to LIBERTY's capital stock except for (i) the option to be granted to BANC ONE pursuant to Section 21 of this Merger Agreement, (ii) outstanding stock options which have been granted related to the purchase of not more than 932,422 shares of LIBERTY Common pursuant to the Liberty National Bancorp, Inc. 1986 Stock Option Plan, as amended and restated Janaury 10, 1990 and as further amended February 16, 1993 (the "LIBERTY Option Plan"), (iii) the commitment to issue not more than 255,334 shares of LIBERTY Common in exchange for all the shares of First Federal and the related commitment to issue options for not more than 25,279 shares of LIBERTY Common in substitution for First Federal Options, each of which commitments is conditioned upon LIBERTY's acquisition of First Federal, and (iv) rights related to the LIBERTY Rights Plan.

          (b) LIBERTY has furnished to BANC ONE copies of the following financial statements relating to LIBERTY and the Subsidiaries on a consolidated basis: (i) the audited Consolidated Balance Sheet of LIBERTY as of December 31, 1992 and 1991, and the Consolidated Statements of Income, Stockholders' Equity and Cash Flows for the years then ended, together with the notes thereto, as audited by

                                    Ex.2.1-17

     Coopers & Lybrand, Certified Public Accountants; and (ii) the unaudited Consolidated Balance Sheet of LIBERTY as at September 30, 1993 and the unaudited Consolidated Statement of Income for the period then ended, together with the notes thereto. Each of the aforementioned financial statements presents fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the consolidated financial position and results of operations of LIBERTY as of the dates and for the periods therein set forth. Such financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since September 30, 1993, there has not been any change in the financial condition, results of operations or business of LIBERTY and the Subsidiaries that has had a LIBERTY Material Adverse Effect.

          (c) The Board of Directors of LIBERTY has duly authorized the execution and delivery of this Merger Agreement and approved the Merger as contemplated by the Merger Agreement and, subject to the fiduciary duties of the Board of Directors, will recommend it to the LIBERTY shareholders for adoption. Subject to the approval by the shareholders of LIBERTY, this Merger Agreement constitutes the valid, legally binding and enforceable obligation of LIBERTY and LIBERTY has all requisite power and authority to enter into this Merger Agreement and LIBERTY has the authority to consummate the transactions contemplated hereby so that, provided all required corporate and regulatory approvals are obtained, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court, bank regulatory agency or other governmental agency to which LIBERTY is subject, any contract, agreement or instrument to which LIBERTY is a party or by which LIBERTY is bound or committed, or the Articles of Incorporation or By-Laws of LIBERTY, or constitute an event which with the lapse of time or action by a third party, could, to the best of LIBERTY's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of LIBERTY or upon any of LIBERTY's capital stock; except, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the Effective Time or (ii) if not so cured or waived would not, in the aggregate, have a LIBERTY Material Adverse Effect.

          (d) The allowance for possible loan losses shown on the September 30, 1993 Consolidated Balance Sheet of LIBERTY and its Subsidiaries is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable) as of September 30, 1993.

          (e) Except as disclosed in the financial statements referred to in
     Section 15(b), there is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge after due inquiry of LIBERTY and its executive officers, overtly threatened, against or affecting LIBERTY or any of its Subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority which is reasonably likely to be resolved adversely to the interest of LIBERTY or its Subsidiaries and, if so resolved, would have a LIBERTY Material Adverse Effect, and to the best of the knowledge and belief after due inquiry of LIBERTY and its executive officers, no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert or initiate any such litigation, action, suit, investigation or proceeding against LIBERTY based upon the wrongful action or inaction of LIBERTY or any of its Subsidiaries or any of their respective officers, directors or employees.

          (f) LIBERTY and its Subsidiaries have good and marketable title to all their respective assets and properties, whether real or personal, tangible or intangible, including without limitation the capital stock of its Subsidiaries and all other assets and properties reflected in LIBERTY's Balance Sheet as of September 30, 1993 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30,
     1993). Such assets and properties are subject to no liens, mortgages, security interests, encumbrances, pledges or

                                    Ex.2.1-18
     charges of any kind, except (i) as reflected in said Balance Sheet or the notes thereto; (ii) statutory liens for taxes not yet delinquent; (iii) landlord's liens; and (iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges do not, in the aggregate, have a LIBERTY Material Adverse Effect. LIBERTY and its Subsidiaries as lessee have the right under valid and subsisting leases to occupy, use, possess and control all property leased by LIBERTY and its Subsidiaries.

          (g) To the best of the knowledge after due inquiry of LIBERTY and its executive officers, LIBERTY and its Subsidiaries have complied with all laws, regulations and orders applicable to them and to the conduct of their businesses, including without limitation, all statutes, rules and regulations pertaining to the conduct of banking activities except for violations which together with any penalty which results therefrom has not had and will not have a LIBERTY Material Adverse Effect. Neither LIBERTY nor any of its Subsidiaries is in default under, and no event has occurred which, to the best of LIBERTY's knowledge, after due inquiry, is likely to result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, in each case when the default has had or is likely to have a LIBERTY Material Adverse Effect.

          (h) LIBERTY has not, since September 30, 1993 to the date hereof, (i) sold or issued any corporate debt securities or sold, issued, reissued or increased its shares of its capital stock; (ii) granted any option for the purchase of capital stock; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock, except as permitted pursuant to Section 16(a) hereof or as incurred in carrying out the transactions contemplated by this Merger Agreement, or directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock; (iv) incurred any obligation or liability (absolute or contingent) except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrance (other than landlord's liens and statutory liens for taxes not yet delinquent and banking transactions conducted in the ordinary course of business) on any of its material assets or properties; (v) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than liabilities included in LIBERTY's financial statements as of September 30, 1993, liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Merger Agreement; (vi) sold, exchanged or otherwise disposed of any material capital assets; (vii) made any extraordinary officers' salary increase or wage increase, entered into any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement; (viii) suffered any damage, destruction or loss, whether or not covered by insurance, that has had a LIBERTY Material Adverse Effect or waived any rights of value which, in the aggregate, have had a LIBERTY Material Adverse Effect; (ix) entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights; or (x) entered into any other material transaction (other than in the ordinary course of business) except as expressly contemplated by this Merger Agreement.

          (i) Except as set forth in the LIBERTY Document List (the "LIBERTY Document List") attached to the LIBERTY Disclosure Letter, neither LIBERTY nor any of its Subsidiaries is a party to or bound by any written or oral
     (i) employment or consulting contract which is not terminable by LIBERTY or its Subsidiaries on 60 days or less notice, (ii) employee bonus, deferred compensation, pension, stock bonus or purchase, profit-sharing, retirement or stock option plan, (iii) other employee benefit or welfare plan, or (iv) other executory material agreements as defined by the instructions to
     Exhibit 10 under Item 601 of SEC Regulation S-K. All such pension, stock bonus, profit-sharing, retirement, health and welfare plans set forth in the LIBERTY Document List are hereinafter referred to collectively as the "plans." Those plans intended to be qualified plans under Section 401(a) of the Internal Revenue Code meet any applicable requirements for favorable tax treatment under the Internal Revenue Code. All of the plans which constitute employee pension benefit plans or employee welfare

                                    Ex.2.1-19
     plans subject to ERISA have been maintained in compliance in all material respects with ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the plans have been timely filed or delivered. LIBERTY has no knowledge either of any circumstances which would adversely affect the qualification of the plans or their compliance with ERISA, would result or have resulted in liability under Title IV of ERISA or of any unreported "reportable event" (as such term is defined in Section 4043(b) of ERISA) or "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code) which has occurred since the date on which said sections became applicable to the plans and which could reasonably be expected to result in any material liability of LIBERTY or any Subsidiary to the PBGC, the Department of Treasury, the Department of Labor or any multiemployer plan. Those plans which are defined benefit plans within the meaning of ERISA meet the minimum funding standards set forth in the Internal Revenue Code and ERISA and the assets of such plans equal or exceed the current value of accrued benefits on a termination basis under such plans as of the most recent plan valuation date. There are no pending or threatened claims (other than claims for benefits in the ordinary course and pursuant to domestic relations orders), lawsuits or arbitrations which have been asserted or instituted against the plans, any fiduciaries thereof with respect to their duties to the plans or the assets of any of the trusts under any of the plans which could reasonably be expected to result in any material liability of LIBERTY or any of its Subsidiaries to the PBGC, the Department of Treasury, the Department of Labor or any multiemployer plan.

          (j) Except where the failure to file would not have a LIBERTY Material Adverse Effect on LIBERTY and its Subsidiaries, LIBERTY and/or its Subsidiaries have duly filed all federal, state, county and local income, franchise, bank, excise, real and personal property and other tax returns and reports (including, but not limited to, those relating to social security, withholding, unemployment insurance, and occupation (sales) and use taxes and those filed on a consolidated, combined or unitary basis) required to have been filed by LIBERTY or its Subsidiaries up to the date hereof. LIBERTY has made available to BANC ONE a copy of its Federal income tax return for the years 1992 and 1991. All of the foregoing returns are true and correct in all material respects, and LIBERTY and its Subsidiaries have paid or, prior to the Effective Time, will pay all taxes, interest and penalties shown on such returns or reports as being due or (except to the extent the same are contested in good faith and, if material, summarized in the LIBERTY Disclosure Letter) or claimed to be due to any federal, state, county, local or other taxing authority, and there is, and at the Effective Time will be, no basis for any additional claim or assessment which might materially and adversely affect LIBERTY and its Subsidiaries, except for those being contested in good faith and summarized in the LIBERTY Disclosure Letter. LIBERTY and its Subsidiaries have paid or made adequate provision in its financial statements or its books and records for all taxes payable in respect of all periods ending on or before the date hereof. LIBERTY and its Subsidiaries have, or at the Effective Time will have, no liability for any taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the Effective Time in the ordinary course of business and are properly accrued on the books of LIBERTY as of the Effective Time or are being contested in good faith and have, if material, been summarized in the LIBERTY Disclosure Letter.

          (k) LIBERTY has in effect insurance coverage with reputable insurers which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies comparable in size and operation to LIBERTY.

          (l) LIBERTY has not incurred and will not incur any liability for brokerage, finders', agents', or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated hereby except for fees to Goldman, Sachs & Co. to be determined in accordance with the terms of that certain engagement letter dated November 2, 1993, which is annexed as an exhibit to the LIBERTY Disclosure Letter.

          (m) LIBERTY has annexed to the LIBERTY Disclosure Letter a loan schedule identifying certain loan agreements, notes and borrowing arrangements (the "LIBERTY Loan Schedule") between its Subsidiaries and borrowers of its Subsidiaries. Except as specifically noted on the LIBERTY Loan Schedule, no Subsidiary is, as of October 31, 1993, a party to any written or oral (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does

                                    Ex.2.1-20
     not exceed $250,000 per loan, under the terms of which the obligor is over 60 days delinquent in payment of principal or interest or, to the best of LIBERTY's knowledge, in default of any other provision as of the dates shown thereon; (ii) loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by LIBERTY, a Subsidiary or banking regulator; (iii) loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director, executive officer or ten percent shareholder of LIBERTY, or to the actual knowledge of LIBERTY and its executive officers, after due inquiry, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or, (iv) to the best of LIBERTY's knowledge, loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority and which violation could, to the best of LIBERTY's knowledge after due inquiry, have a LIBERTY Material Adverse Effect.

          (n) None of the information provided by LIBERTY to BANC ONE for inclusion in the Proxy Statement or related registration statement or any amendment or supplement thereto (to the extent so included as so provided) shall contain (in the case of information relating to the Proxy Statement, at the time it is mailed and in the case of information relating to the registration statement, at the time it becomes effective) any untrue statement of a material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement that is filed with the SEC in connection with the meeting of the shareholders of LIBERTY will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

          (o) LIBERTY has annexed a contracts schedule (the "LIBERTY Contracts Schedule") to the LIBERTY Disclosure Letter setting forth certain material contracts, including credit agreements, on which LIBERTY or any of its Subsidiaries is the obligor, maker, issuer or guarantor as of the date hereof. Except as specifically disclosed on the LIBERTY Contracts Schedule, neither LIBERTY nor any Subsidiary is, as of the date hereof, a party to any material contract and/or any material credit agreement as obligor, maker, issuer or guarantor and which contract or agreement contains covenants which make the acquisition of LIBERTY or any Subsidiary by or merger with another entity a condition of default or acceleration.

          (p) Attached hereto as EXHIBIT A is LIBERTY's Subsidiaries List which sets forth the complete legal name of each Subsidiary, a designation of the laws under which each Subsidiary is incorporated, the activities conducted by each Subsidiary and the regulatory approvals, if any, requested and/or obtained by LIBERTY and each such Subsidiary in connection with the acquisition of each such Subsidiary and/or regulatory approvals received by LIBERTY and its Subsidiaries necessary to engage in such activities. Except as set forth in EXHIBIT A, LIBERTY has no subsidiaries. Each of the Subsidiaries is a corporation or similar entity duly organized and validly existing in good standing under the laws of the United States or the state of its incorporation and has full power and authority (including a11 1icenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it and is duly qualified to do business and is in good standing in all jurisdictions where the failure to so qualify (together with all such failures) would have a LIBERTY Material Adverse Effect. Except as may be set forth in EXHIBIT A, LIBERTY and/or one or more of its Subsidiaries owns beneficially and of record all the outstanding shares of capital stock of each Subsidiary, which stock is fully paid and non-assessable. Neither LIBERTY nor any of its Subsidiaries is a party to any partnership or joint venture except as may be set forth and described in EXHIBIT A.

          (q) No employee of LIBERTY or any of its Subsidiaries is represented, for purposes of collective bargaining, by a labor organization of any type. LIBERTY is unaware of any efforts during the past five years to unionize or organize any employees of LIBERTY or any of its Subsidiaries, and no claim related to such employees under the Fair Labor Standards Act, National Labor Relations Act, Civil Rights Act of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights Act of 1866, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, or any state or local employment related law, order, ordinance or regulation, no unfair labor practice, discrimination or wage-

                                    Ex.2.1-21
     and-hour claim is pending or, to the best of LIBERTY's knowledge, threatened against LIBERTY or its Subsidiaries, which claim has had or is reasonably likely to have a LIBERTY Material Adverse Effect.

          (r) To the actual knowledge of LIBERTY and its executive officers: (i) with respect to any Contaminant, there are no material actions, proceedings or investigations pending or threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging non-compliance with or liability in connection with, by LIBERTY or any Subsidiary, CERCLA or any other Environmental Laws; (ii) neither LIBERTY nor any Subsidiary is responsible in any material respect under any Environmental Law for any Release by any person at or in the vicinity of any real property of any Contaminant, including without limitation by spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such Contaminant into the environment; (iii) neither LIBERTY nor any Subsidiary is responsible for any material costs of any response action required by virtue of any Release of any Contaminant into the environment including, without limitation, costs arising from investigation, removal or remediation of Contaminants, security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body or any other person; (iv) LIBERTY and each Subsidiary is, in all material respects, in compliance with all applicable Environmental Laws; and (v) no real property owned or used by LIBERTY or any Subsidiary contains any Contaminant including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which (a) is reasonably likely to require remediation or other corrective action pursuant to any Environmental Law in any material respect, or (b) otherwise would pose any significant health or safety risk unless remedial measures were taken.

          (s) LIBERTY and/or the Subsidiaries (i) have surveyed the facilities where LIBERTY and the Bank conduct their business including, without limitation, ATMs (collectively, the "LIBERTY Facilities") for compliance with ADA; (ii) have developed action plans to remove architectural barriers including communication barriers that are structural in nature from existing LIBERTY Facilities (collectively, the "LIBERTY Barriers") when such removal is "readily achievable," as that term is defined in ADA; (iii) have finalized action plans for ATMs in conformance with the Joint Final Rule of the ATBCB and the Department of Transportation, effective August 16, 1993; (iv) have developed or will develop schedules for LIBERTY Barrier removal from LIBERTY Facilities in such action plans so that LIBERTY Barrier removal was complete on January 26, 1992 or will be completed as soon as practicable thereafter; and (v) have removed all LIBERTY Barriers in LIBERTY Facilities or will cause all LIBERTY Barriers to be removed in accordance with such action plans. All "alterations" (as such term is defined in ADA) to LIBERTY Facilities undertaken after January 26, 1992 comply with ADA and the ADAAG. Effective January 26, 1992, all plans and designs for new construction to be utilized by LIBERTY and the Subsidiaries comply with ADA and ADAAG. To the best of LIBERTY's knowledge, after due inquiry, no investigations, proceedings, or complaints, formal or informal, are pending or threatened against LIBERTY and/or the Subsidiaries in connection with LIBERTY Facilities under ADA, ADAAG, or any other state or federal law concerning accessibility for individuals with disabilities.

          (t) The statements made in the LIBERTY Disclosure Letter and any attachments thereto shall be deemed to constitute representations and warranties of LIBERTY under this Merger Agreement to the same extent as if herein set forth in full. Anything disclosed in the LIBERTY Disclosure Letter or the attachments thereto shall be considered to have been disclosed for purposes of all representations, warranties and covenants under this Merger Agreement.

          (u) LIBERTY has taken or has the legal right to take all action with respect to the LIBERTY Rights Plan so that the execution of this Merger Agreement and the consummation of the Merger, as contemplated hereby, did not and will not result in or serve as the basis for detaching the rights related thereto from the LIBERTY Rights Plan or from otherwise resulting in the grant, issuance or triggering of any right to any person under the LIBERTY Rights Plan or enabling or allowing any right associated with the LIBERTY Rights Plan to be exercised, distributed or triggered at any time; provided, however, that LIBERTY, in taking such action, shall be limited in the total consideration paid in cancellation or redemption of such rights to not more than $0.01 per right.

                                    Ex.2.1-22

     16. ACTION BY LIBERTY PENDING EFFECTIVE TIME. LIBERTY agrees that from the date of this Merger Agreement until the earlier of the Effective Time or the time that this Merger Agreement is terminated, except as stated in LIBERTY's Disclosure Letter and except with prior written permission of BANC ONE, which, in any case covered by Section 16(d) hereof, shall not be unreasonably withheld:

          (a) LIBERTY will not declare or pay dividends or make any distributions on shares of LIBERTY Common, except cash dividends, as follows:

             (i) LIBERTY may declare and pay a cash dividend in the fourth quarter of 1993 in the amount of $0.17 per share for the three months of August, September and October, 1993;

             (ii) LIBERTY may declare and pay a cash dividend in January, 1994 in the amount of $0.13 per share reflecting a pro rata dividend for the months of November and December, 1993;

             (iii) for each calendar quarter beginning with the first calendar quarter of 1994 and for each subsequent calendar quarter thereafter prior to the calendar quarter in which the Effective Time shall occur, LIBERTY, may declare and pay a cash dividend in and for each such quarter in the amount of $0.195 per share; provided, however, that except as set forth in Section 16(a)(ii), above, or as set forth hereinbelow, LIBERTY will not declare or pay any dividends or make any distributions in any amount on its LIBERTY Common in the quarter in which the Effective Time shall occur and in which the shareholders of LIBERTY Common are entitled to receive regular quarterly dividends on the shares of BANC ONE Common into which the shares of LIBERTY Common have been converted. It is the intent of this part (ii) to provide that the holders of LIBERTY Common will receive either the payment of cash dividends on their shares of LIBERTY Common or the payment of cash dividends as the holders of shares of BANC ONE Common received in exchange for the shares of LIBERTY Common for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as shareholders of LIBERTY (other than pursuant to Section 16(a)(ii) if the Effective Time occurs during the first quarter of 1994) and the payment of a cash dividend as the holders of the shares of BANC ONE Common received in exchange for the shares of LIBERTY Common. In the event that LIBERTY does not declare and pay cash dividends on its LIBERTY Common in a particular calendar quarter because of LIBERTY's reasonable expectation that the Effective Time would occur in said calendar quarter wherein the holders of LIBERTY Common would have become entitled to receive cash dividends for such calendar quarter on the shares of BANC ONE Common to have been exchanged for the shares of LIBERTY Common, and the Effective Time does not in fact occur effective in said calendar quarter, then, as a result thereof, LIBERTY shall be entitled to declare and pay a cash dividend (within the limitations of this Section 16) on said shares of LIBERTY Common for said calendar quarter as soon as reasonably practicable.

          The declaration of any dividends within the limitations of this paragraph shall remain within the discretion of the Board of Directors of LIBERTY.

          (b) LIBERTY will not issue, sell or grant any warrant, option, phantom stock option, stock appreciation right or commitment of any kind for or related to or acquire for value any shares of its capital stock or otherwise effect any change in connection with its equity capitalization except as related to (i) the option to be granted to BANC ONE pursuant to
     Section 21 of this Merger Agreement, (ii) the outstanding stock options which have been granted related to the purchase of not more than 931,422 shares of LIBERTY Common pursuant to the LIBERTY Option Plan, (iii) the issuance of not more than 255,334 shares of LIBERTY Common with respect to the acquisition of First Federal, and (iv) options for not more than 25,279 shares of LIBERTY Common issued in substitution for the First Federal Options.

          (c) Except as otherwise set forth in or contemplated by this Merger Agreement, LIBERTY will carry on its businesses in substantially the same manner as heretofore, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its reasonable best efforts to maintain and preserve its business organization intact.

                                    Ex.2.1-23

          (d) Neither LIBERTY nor any Subsidiary will (i) enter into any new line of business or incur or agree to incur any obligation or liability except liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business, except as may be directed by any regulatory agency; (ii) except as may be directed by any regulatory agency, change its or its Subsidiaries' lending, investment, liability management and other material banking policies in any material respect;
     (iii) except in the ordinary course of business and consistent with prior practice, grant any general or uniform increase in the rates of pay of employees; (iv) establish any new employee benefit plan or amend any existing plan (except as required by law) so as to increase by any significant amount the benefits payable thereunder; (v) incur or commit to any capital expenditures other than in the ordinary course of business (which will in no event include the establishment of new branches or any other facilities or any capital expenditures in excess of $50,000 for any individual project for any purpose); or (vi) merge into, consolidate with or permit any other corporation to be merged or consolidated with it or any Subsidiary or acquire outside of the ordinary course of business part of or all the assets or stock of any other corporation or person; provided, however, that, notwithstanding anything in this merger Agreement to the contrary, LIBERTY shall be permitted to effect the merger of one or more of its Subsidiaries with and/or into other Subsidiaries, as LIBERTY deems appropriate, including, but not limited to the merger of First Federal Savings Bank with and into one of LIBERTY's Banks.

          (e) LIBERTY will not change its or its Subsidiaries' methods of accounting in effect at December 31, 1992, except as required by changes in generally accepted accounting principles as concurred in by Coopers & Lybrand or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of LIBERTY's Federal income tax returns for the taxable years ending December 31, 1992 and 1991, except as required by changes in law.

          (f) LIBERTY will afford BANC ONE, its officers and other authorized representatives, such access to all books, records, bank examination reports, tax returns, leases, contracts and documents of LIBERTY and its Subsidiaries and will furnish to BANC ONE such information with respect to the assets and business of LIBERTY and its Subsidiaries as BANC ONE may from time to time reasonably request in connection with this Merger Agreement and the transactions contemplated hereby.

          (g) LIBERTY will promptly advise BANC ONE in writing of all material corporate actions taken by the directors and shareholders of LIBERTY, furnish BANC ONE with copies of all monthly and other interim financial statements of LIBERTY as they become available, and keep BANC ONE fully informed concerning all trends and developments which in the opinion of LIBERTY may have a LIBERTY Material Adverse Effect on LIBERTY.

          (h) LIBERTY, its Subsidiaries and their respective officers, directors and employees will not contract for or acquire, at the expense of LIBERTY or any of its Subsidiaries, a policy or policies providing for insurance coverage for directors, officers and/or employees of LIBERTY and/or its Subsidiaries for any period subsequent to the Effective Time for events occurring before or after the Effective Time; provided, however, that LIBERTY may renew, extend or replace existing policies in the ordinary course consistent with past practices for periods of not greater than one year.

          (i) If BANC ONE shall determine that it is necessary, in order to secure the necessary approvals or advisory opinions of the Merger and/or the Bank P&A by the required regulatory agencies, including the Board, the Commonwealth of Kentucky, the DFI, the OCC and/or the United States Department of Justice and/or BANC ONE shall determine that in order to minimize possible objection to the Merger and/or Bank P&A by one or more governmental agencies including the Board, the Commonwealth of Kentucky, the DFI, the OCC and/or the United States Department of Justice that (i) BANC ONE should not acquire certain assets from LIBERTY or the Subsidiaries and/or (ii) following consummation of the Merger or Bank P&A, BANC ONE or its subsidiaries should not retain certain assets or deposits, BANC ONE shall so notify LIBERTY and shall identify those assets and/or deposits, if any, which BANC ONE proposes that BANC ONE should not acquire from LIBERTY or the Subsidiaries and which assets and/or deposits of BANC ONE or its subsidiaries which BANC ONE proposes should not be retained following the Merger and/or Bank P&A. BANC ONE shall thereafter determine which assets and/or deposits and other liabilities should be disposed of by LIBERTY and/or the Subsidiaries

                                    Ex.2.1-24
     and/or BANC ONE and its subsidiaries. Each of LIBERTY and BANC ONE, as the case may be, agrees to enter into binding agreements or cause its subsidiaries to enter into such agreements reasonably acceptable to BANC ONE, to divest itself of the assets and/or deposits and other liabilities so designated, subject to all regulatory approvals as may be required; provided, however, that (i) the effectiveness of any such agreement entered into by LIBERTY or the Subsidiaries shall be subject to the condition that the said divestiture shall not be consummated (a) before immediately prior to the Effective Time or, (b) with Board approval, following the Effective Time, (ii) no aspect of the divestiture shall be inconsistent with any of the representations made to Squire, Sanders & Dempsey in the request for its tax opinion provided for in Section 12, any amendment or supplement thereto, and any condition of any tax opinion issued to the parties prior to the divestiture and relating to the Merger, and (iii) such disposition or divestiture shall not affect the number of shares of BANC ONE Common to be received by the shareholders of LIBERTY.

          (j) As soon as reasonably possible, but in any event within ten business days from the date of this Merger Agreement, LIBERTY will provide and deliver to BANC ONE in final, executed form, the LIBERTY Disclosure Letter together with all schedules, lists, and other attachments thereto, as set forth and described in Section 15 of this Merger Agreement. The LIBERTY Disclosure Letter shall have annexed thereto each of LIBERTY's executive compensation and other employment agreements together with each of LIBERTY's employee benefit plans, qualified and non-qualified, and policies available to current and former employees of LIBERTY and/or its Subsidiaries.

     17. ACTION BY BANC ONE PENDING EFFECTIVE TIME. BANC ONE agrees that from the date of this Agreement until the Effective Time, except with prior written permission of LIBERTY:

          (a) BANC ONE will not adopt or implement any amendment to its Articles of Incorporation or any plan of consolidation, merger or reorganization which would affect in any manner the terms and provisions of the shares of BANC ONE Common or the rights of the holders of such shares or reclassify any of the BANC ONE Common.

          (b) Except as otherwise set forth in or contemplated by this Merger Agreement, BANC ONE will carry on its businesses in substantially the same manner as heretofore, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its reasonable best efforts to maintain and preserve its business organization intact.

          (c) BANC ONE will not change its methods of accounting in effect at December 31, 1992, except as required by changes in generally accepted accounting principles as concurred in with Coopers & Lybrand, its independent auditors, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of BANC ONE for the taxable years ending December 31, 1992 and 1991, except as required by changes in law or regulation.

          (d) BANC ONE will afford LIBERTY, its officers and other authorized representatives, such access to all books, records, bank examination reports, tax returns, leases, contracts and documents of BANC ONE and its subsidiaries and will furnish to LIBERTY such information with respect to the assets, earnings and business of BANC ONE and its subsidiaries as LIBERTY may from time to time reasonably request in connection with this Merger Agreement and the transactions contemplated hereby.

     18. CONDITIONS TO OBLIGATIONS OF BANC ONE AND ACQUISITION CORP. The obligations of BANC ONE and ACQUISITION CORP. to effect the Merger are subject, unless waived by BANC ONE, to the satisfaction of the following conditions on or prior to the Effective Time:

          (a) There shall not have been any change in the consolidated financial condition, aggregate net assets, shareholders' equity, business or operating results of LIBERTY and its Subsidiaries, taken as a whole, from September 30, 1993 to the Effective Time that has had a LIBERTY Material Adverse Effect.

          (b) LIBERTY shall not have paid cash dividends from September 30, 1993 to the Effective Time except as permitted under this Merger Agreement.

                                    Ex.2.1-25

          (c) All representations by LIBERTY contained in this Merger Agreement shall be true at, or as of, the Effective Time as though such representations were made at and as of said date, except for (i) changes contemplated by the Merger Agreement, (ii) representations as of a specified time other than the Effective Time, which shall be true at such specified time (provided, however, that the representation of LIBERTY contained in Section 15(d) shall be true in all material respects as applied to the Balance Sheet of LIBERTY included in the most recently available quarterly or annual report to LIBERTY shareholders and/or LIBERTY's most recently filed report to the SEC on Form 10-Q or Form 10-K prior to the Effective Time and the allowance for possible loan losses included therein, as though each reference to "September 30, 1993" in such section were a reference to the last day of the calendar quarter of such report or form), and (iii) inaccuracies or breaches which do not, individually or in the aggregate, have a LIBERTY Material Adverse Effect.

          (d) BANC ONE shall have received the opinion of legal counsel for LIBERTY, dated as of the Effective Time, substantially to the effect set forth in EXHIBIT D hereto, together with a copy of the Articles of Incorporation, as amended, of LIBERTY certified by the Secretary of State of the Commonwealth of Kentucky and a copy of the charter documents, as amended, of each Subsidiary and, for LIBERTY and each Subsidiary, Certificates of Good Standing dated as of a date not more than 20 days prior to the Effective Time from the Secretary of State of the Commonwealth of Kentucky, OCC or other official, as appropriate.

          (e) LIBERTY shall have fulfilled and satisfied, in all material respects, all agreements and conditions required by this Merger Agreement to be fulfilled and satisfied by it at or prior to the Effective Time.

          (f) The aggregate of (i) the fractional share interests of BANC ONE Common to be paid in cash pursuant to Section 7(c), and (ii) the shares of BANC ONE Common to which holders of LIBERTY Common would have been entitled as of the Effective Time but who, as of the Effective Time, have taken steps to perfect their rights as dissenting shareholders pursuant to the provisions of applicable law, shall not be more than 10% of the maximum aggregate number of shares of BANC ONE Common which could be issued as a result of the Merger.

          (g) The holders of all credit agreements on which LIBERTY or any of the Subsidiaries is the maker, issuer or guarantor (excluding LIBERTY's outstanding 7 3/4% Senior Notes Due 1999) and which contain provisions which make the acquisition of LIBERTY by or its merger with or into another entity a condition of default or acceleration, which default or acceleration would have a LIBERTY Material Adverse Effect, shall have provided BANC ONE with a written waiver of all such provisions.

          (h) As of the close of the most recent calendar quarter (or if the Effective Time shall occur within 20 days following the close of a calendar quarter, then as of the next preceding calendar quarter) cumulative per share earnings on LIBERTY Common reported by LIBERTY since September 30, 1993 shall be greater than or equal to the amount calculated by multiplying
     (x) $0.53 by (y) the number of full calendar quarters which have passed since September 30, 1993 and for which earnings of LIBERTY Common have been reported as of such date, times (z) 0.9. As used in this Section "reported" means reported on LIBERTY's financial statements prepared in accordance with generally accepted accounting principles applied on a basis consistent with LIBERTY's financial statements for the years ended December 31, 1992 and 1991, as included in LIBERTY's reports to the SEC on Forms 10-K or LIBERTY's annual reports to shareholders subject to any subsequent adjustments required to be reported whether or not such adjustments have, as yet, been reported with the following adjustments, if any, net of related income tax savings and costs, which were reflected in net income for the relevant period(s) added back into or deducted from net income for the applicable period: (i) outside legal and accounting fees and expenses associated with or resulting from the Merger; (ii) gains or losses on sales of assets outside of the ordinary course of business; (iii) any other expenses upon which BANC ONE and LIBERTY shall mutually agree; and (iv) the effect of any changes in accounting principles required to be adopted by LIBERTY by any regulatory authority or under generally accepted accounting principles.

          (i) The total number of shares of LIBERTY Common issued and outstanding (not including treasury shares held by LIBERTY) together with the total number of shares of LIBERTY Common

                                    Ex.2.1-26
     related to outstanding and unexercised options related to LIBERTY Common, not including the option to BANC ONE provided for in Section 21 of this Merger Agreement, shall not be more than 26,662,613 shares.

          (j) Coopers & Lybrand shall have issued its written opinion, dated as of the Effective Time, satisfactory, in good faith, to BANC ONE, advising that the transaction herein contemplated may be properly accounted for as a pooling-of-interests; provided, however, that this condition shall be deemed to have been waived by BANC ONE if the inability to obtain such opinion arises out of, or results directly or indirectly from, any action taken by BANC ONE, ACQUISITION CORP. or any of their respective subsidiaries contrary to that contemplated by this Merger Agreement.

          (k) First Federal shall have been merged with and into one of the Banks or shall have been converted into a commercial bank charter.

          (l) LIBERTY shall have furnished BANC ONE certificates, signed on its behalf by its Chairman or President and its Secretary or an Assistant Secretary and dated as of the Effective Time, certifying as to the form of and adoption of resolutions of its Board and shareholders approving the Merger Agreement and the Merger, respectively, and to the effect that the conditions described in Paragraphs (a), (b), (c), (f), (g), (h), (i) and
     (k) of this Section 18 have been fully satisfied.

          (m) BANC ONE shall have received the opinion of legal counsel for LIBERTY, reasonably acceptable to BANC ONE in its sole discretion, dated as of the Effective Time, opining that in the opinion of such counsel LIBERTY has taken all action, as necessary, with respect to the LIBERTY Rights Plan to prevent the approval, execution or delivery of this Merger Agreement, or the BANC ONE Option Agreement, or the acquisition of shares of LIBERTY Common by BANC ONE pursuant to the BANC ONE Option Agreement, consummation of the Merger or the acquisition of shares of LIBERTY Common by BANC ONE pursuant to the Option Agreement, from being the basis for detaching the rights related to the LIBERTY Common or from otherwise resulting in the grant, issuance or triggering of any right to any person (other than BANC
     ONE) under the LIBERTY Rights Plan or enabling or allowing any right associated with the LIBERTY Rights Plan to be exercised, distributed or triggered.

     19. CONDITIONS TO OBLIGATIONS OF LIBERTY. The obligations of LIBERTY to effect the Merger are subject, unless waived by LIBERTY, to the satisfaction on or prior to the Effective Time of the following conditions:

          (a) There shall not have been any change in the consolidated financial condition, aggregate net assets, shareholders' equity, business, or operating results of BANC ONE and its subsidiaries, taken as a whole, from September 30, 1993 to the Effective Time that has had a BANC ONE Material Adverse Effect.

          (b) All representations by BANC ONE and ACQUISITION CORP. contained in this Merger Agreement shall be true at, or as of, the Effective Time as though such representations were made at and as of said date, except for changes (i) contemplated by this Merger Agreement, (ii) representations as of a specified time other than the Effective Time, which shall be true in all material respects at such specified time (provided, however, that the representation of BANC ONE contained in Section 13(d) shall be true in all material respects as applied to the Balance Sheet of BANC ONE included in the most recently available quarterly or annual report to BANC ONE's shareholders and/or BANC ONE's most recently filed report to the SEC on Form 10-Q or Form 10-K prior to the Effective Time and the reserve for possible loan and lease losses included therein, as though each reference to "September 30, 1993" in such section were a reference to the last day of the calendar quarter of such report or form), and (iii) inaccuracies or breaches which do not, individually or in the aggregate, have a BANC ONE Material Adverse Effect.

          (c) LIBERTY shall have received the opinion of counsel for BANC ONE and ACQUISITION CORP., (i) on and dated the date on which the registration statement described in Section 10(d) of this Merger Agreement shall have become effective as described in Section 20(b) of this Merger Agreement substantially to the effect of paragraphs numbered 5, 6 and 7 of Exhibit E hereto and (ii) on and dated as

                                    Ex.2.1-27
     of the Effective Time substantially to the effect set forth in EXHIBIT E hereto, together with a copy of the Articles of Incorporation of BANC ONE and ACQUISITION CORP. certified by the Secretary of State of the State of Ohio and, as LIBERTY shall reasonably require, Certificates of Good Standing of BANC ONE and ACQUISITION CORP. dated as of a date not more than 20 days prior to the day of the Effective Time from the Secretary of State of the State of Ohio and copies of the Regulations of BANC ONE and ACQUISITION CORP.

          (d) BANC ONE and ACQUISITION CORP. shall have fulfilled and satisfied, in all material respects, all agreements and conditions required by this Merger Agreement to be fulfilled and satisfied by it at or prior to the Effective Time.

          (e) As of the close of the most recent calendar quarter (or if the Effective Time shall occur within 20 days following the close of a calendar quarter, then as of the close of the next preceding calendar quarter) cumulative earnings per share of BANC ONE Common reported by BANC ONE since September 30, 1993 shall be greater than or equal to the amount calculated by multiplying (x) $0.80 by (y) the number of full calendar quarters which have passed since September 30, 1993 and for which earnings per share of BANC ONE Common have been reported as of such date, times (z) 0.9. As used in this Section, "reported" means reported on BANC ONE's financial statements prepared in accordance with generally accepted accounting principles applied on a basis consistent with BANC ONE's financial statements for the years ended December 31, 1992 and 1991, as included in BANC ONE's reports to the SEC on Forms 10-K or BANC ONE's annual reports to shareholders subject to any subsequent adjustments required to be reported to the SEC whether or not such adjustments have, as yet, been reported with the effect of any changes in accounting principles required to be adopted by BANC ONE by any regulatory authority or under generally accepted accounting principles, if any, net of related income tax savings and costs, which were reflected in net income for the relevant period(s) added back into or deducted from net income for the relevant period(s).

          (f) BANC ONE and ACQUISITION CORP. shall have each furnished LIBERTY a certificate, signed on its behalf by its Chairman or President or an Executive Vice President and by its Secretary or Assistant Secretary and dated as of the Effective Time certifying as to the form of and adoption of the resolution of its Board approving the Merger Agreement and the Merger, and to the effect that the conditions described in Paragraphs (a), (b),
     (d), and (e) of this Section 19 have been fully satisfied as to it.

          (g) The shares of BANC ONE Common to be issued to the holders of LIBERTY Common shall be listed on the NYSE.

          (h) LIBERTY shall have received an opinion from Goldman, Sachs & Co. dated as of a date not more than five days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the Exchange Rate is fair to the holders of LIBERTY Common and such opinion shall not have been withdrawn prior to the Effective Time.

     20. CONDITIONS TO OBLIGATIONS OF ALL PARTIES. In addition to the provisions of Sections 18 and 19 hereof, the obligations of BANC ONE and LIBERTY to effect the Merger shall be subject to the satisfaction of the following conditions on or prior to the Effective Time:

          (a) The parties hereto shall have received all necessary approvals of governmental agencies and authorities of the transactions contemplated by this Merger Agreement and each of such approvals shall remain in full force and effect at the Effective Time. BANC ONE shall notify LIBERTY promptly upon receipt of all necessary governmental approvals. At the Effective Time, (i) no party hereto shall be subject to any order, decree or injunction of a court or governmental agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; and (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

          (b) The registration statement required to be filed by BANC ONE pursuant to Section 10(d) of this Merger Agreement shall have become effective by an order of the SEC, the shares of BANC ONE Common to be exchanged in the Merger shall have been qualified or exempted under all applicable state

                                    Ex.2.1-28
     securities laws, and there shall have been no stop order issued and in effect or threatened by the SEC that suspends or would suspend the effectiveness of the registration statement, and no proceeding by the SEC shall have been commenced, pending or overtly threatened for such purpose and the BANC ONE Common to be issued in the Merger will be authorized for trading on the NYSE.

          (c) This Merger Agreement and the Plan of Merger shall have been duly approved and adopted by the requisite affirmative vote of the shareholders of LIBERTY and ACQUISITION CORP.

          (d) Squire, Sanders & Dempsey shall have issued its written opinion, dated as of the date of the Effective Time, satisfactory to LIBERTY and BANC ONE, respectively, substantially to the effect set forth in clauses
     (a) through (e) of Section 12 of this Merger Agreement and there shall exist as of, at or immediately prior to the Effective Time, no facts or circumstances which would render such opinion inapplicable in any respect to the transactions to be consummated hereunder.

     21. OPTION TO PURCHASE

     By not later than November 3, 1993, LIBERTY shall grant to BANC ONE an option to purchase shares of LIBERTY Common in substantially the form of EXHIBIT F and shall execute and deliver to BANC ONE an option agreement in substantially the form of said EXHIBIT F.

     22. INDEMNIFICATION.

     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether formal or informal and whether civil, administrative or criminal, including, without limitation, any such claim, action, suit, proceeding or investigation pursuant to which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of any LIBERTY Entity (as defined in Section 22(b)) (the "Indemnified Parties") is, or is threatened to be, made a party or a witness, based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Merger Agreement or any of the transactions contemplated hereby (a "Merger Related Event"), whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond to such claim, action, suit, proceedings or investigation. It is understood and agreed that, provided that, with regard to any Merger Related Event, and conditioned upon the Merger becoming effective, BANC ONE shall indemnify, defend and hold harmless, as and to the fullest extent permitted by applicable law, each Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments and fines, and amounts paid in settlement, in connection with any such threatened or actual claim, action, suit, proceedings or investigation; provided, however, that BANC ONE shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). In the event of any such threatened or actual claim, action, suit, proceedings or investigation (whether asserted or arising before or after the Effective Time), (i) BANC ONE shall pay expenses (including attorney's fees and expenses) in advance of the final disposition of any claim, suit, proceedings or investigation to each Indemnified Party to the fullest extent permitted by applicable law, and (ii) BANC ONE shall use its reasonable best efforts to vigorously defend any such matter; provided, however, that BANC ONE's obligations as herein set forth shall not apply to any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement by any Indemnified Party involving the fraud, bad faith and/or reckless disregard of such Indemnified Party or, provided that BANC ONE is successful in pursuing a claim, action, suit, proceeding or investigation against any Indemnified Party, BANC ONE's obligations shall not apply to any losses, claims, damages, liabilities, costs, expenses, judgment, fines and amounts paid in settlement related to any threatened or actual claim, action, suit, proceedings or investigation brought by BANC ONE against any Indemnified Party. Any Indemnified Party wishing to claim indemnification and defense under this Section 22(a) shall, upon the earlier to occur of (A) receiving actual notice of any such claim, action, suit, proceeding or investigation, (B) otherwise learning of such claim, action, suit, proceeding or investigation or
(C) receiving other information which would give a reasonably prudent person reason to believe that such a claim, action, suit, proceeding or investigation had or might be brought, as soon as reasonably practicable notify BANC ONE thereof. BANC ONE's obligations pursuant to this Section 22(a) are conditioned upon BANC ONE being given reasonably prompt written notice of any such claim, action, suit, proceeding or investigation, together with the right to control and direct the investigation, defense and/or settlement of each such matter,

                                    Ex.2.1-29
and further provided that the Indemnified Party shall reasonably cooperate with BANC ONE in connection therewith.

     (b) BANC ONE shall Indemnify or cause to be Indemnified each Indemnified Party to the maximum extent that the LIBERTY Entity would be permitted under Applicable Law to Indemnify such Indemnified Party, from and against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, penalties, fines, and amounts paid in settlement, in connection with any Proceeding arising out of or in connection with acts or omissions or alleged acts or omissions of the Indemnified Party in the Indemnified Party's Official Capacity with the LIBERTY Entity occurring or alleged to have occurred in whole or in part prior to the Effective Time. As used in this Section 22(b), the following terms have the following meanings:

     "LIBERTY Entity" means LIBERTY, any of the Subsidiaries (including First Federal and any other entities acquired by LIBERTY or its Subsidiaries after the date hereof but prior to the Effective Time) and any of their respective predecessors in interest.

     "Official Capacity with a LIBERTY Entity" means an individual's capacity as an officer or director of a LIBERTY Entity or, if a LIBERTY Entity requested the individual to serve as such, the individual's capacity as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, association, partnership, joint venture, trust, employee benefit plan, or other enterprise.

     "Indemnify" means to indemnify, defend, and hold harmless and shall include paying or reimbursing expenses in advance of any final disposition of a Proceeding.

     "Applicable Law" means the laws of the state, United States or other jurisdiction under which each LIBERTY entity, respectively, is organized.

     "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

     (c) From and after the Effective Time, persons who, immediately prior to the Effective Time, served as the directors, officers and employees of LIBERTY and its Subsidiaries, who, following the Effective Time, continue as directors, officers and/or employees of the Surviving Corporation or one of its subsidiaries, shall have indemnification and defense rights having prospective application only, except, however, for the indemnification and defense rights set forth in paragraphs (a) and (b) of this Section 22. These prospective indemnification and defense rights shall consist of (i) such rights to which directors, officers and employees are entitled under the provisions of the Articles of Incorporation, By-laws or similar governing documents of the Surviving Corporation and its subsidiaries, as applicable, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Time and (ii) those indemnification and defense rights set forth in agreements, if any, between BANC ONE and the directors and executive officers of the Surviving Corporation and its subsidiaries. Such agreements, if any, which shall be executed as soon as practicable following the Effective Time, shall provide certain indemnification and defense rights that are comparable to those provided to directors, officers and employees of BANC ONE and its subsidiaries generally, but which rights may be greater or lesser than the indemnification and defense rights available in clause (i) above.

     (d) The obligations of BANC ONE provided under paragraphs (a) and (b) of this Section 22 are intended to be the joint and several obligations of BANC ONE and the Surviving Corporation and to benefit, and be enforceable against BANC ONE and the Surviving Corporation directly by, the Indemnified Parties, and shall be binding on all respective successors and permitted assigns of BANC ONE and the Surviving Corporation.

     (e) In the event BANC ONE or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of BANC ONE or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 22.

                                    Ex.2.1-30

     23. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of LIBERTY, BANC ONE and ACQUISITION CORP. contained in this Merger Agreement shall not survive the Effective Time.

     24. GOVERNING LAW. This Merger Agreement shall be construed and interpreted according to the applicable laws of the Commonwealth of Kentucky.

     25. ASSIGNMENT. This Merger Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Merger Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

     26. SATISFACTION OF CONDITIONS; TERMINATION.

     (a) BANC ONE and ACQUISITION CORP. agree to use their reasonable best efforts to obtain satisfaction of the conditions of this Merger Agreement insofar as they relate to BANC ONE and ACQUISITION CORP., and LIBERTY agrees to use its reasonable best efforts to obtain the satisfaction of the conditions of this Merger Agreement insofar as they relate to LIBERTY, in each case as soon as possible.

     (b) This Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of ACQUISITION CORP. or by LIBERTY's shareholders, upon the occurrence of any of the following by written notice from BANC ONE to LIBERTY (authorized by the Board of Directors of BANC ONE), or by written notice from LIBERTY to BANC ONE (authorized by the Board of Directors of LIBERTY), as the case may be:

          (i) If any material condition to the obligations of BANC ONE and/or ACQUISITION CORP. set forth in Section 18 or 20 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by BANC ONE or if any material condition to the obligations of LIBERTY as set forth in Section 19 or 20 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by LIBERTY, each party's right to terminate under this Section 26 (b)(i) shall relate only to conditions to that party's obligations;

          (ii) In the event of a material breach by the other of any representation, warranty, condition or agreement contained in this Merger Agreement that is not cured within 30 days of the time that written notice of such breach is received by such other party from the party giving notice; or

          (iii) If the Merger shall not have been consummated on or before October 15, 1994.

     (c) In the event that LIBERTY fails to deliver the LIBERTY Disclosure Letter to BANC ONE as set forth in Section 16(j) of this Merger Agreement, BANC ONE may, upon written notice to LIBERTY, terminate this Merger Agreement; provided, however that notice of termination because of such failure of delivery must be given by BANC ONE to LIBERTY within thirteen business days of the date of this Merger Agreement. If, upon BANC ONE's review of the LIBERTY Disclosure Letter delivered to BANC ONE as required by Section 16(j), BANC ONE determines, in its sole discretion, not to proceed with the Merger and the exchange of shares contemplated by the Merger Agreement, BANC ONE may, upon written notice to LIBERTY, terminate this Merger Agreement; provided, however, that BANC ONE shall complete its review of the LIBERTY Disclosure Letter and give LIBERTY written notice of whether it will or will not terminate the Merger Agreement pursuant to this paragraph as soon as reasonably possible and, in any event, within ten business days following the date on which the LIBERTY Disclosure Letter is received by BANC ONE.

     In the event that BANC ONE's pre-acquisition investigation and review of LIBERTY as described in Section 10(o) of this Merger Agreement discloses matters which BANC ONE in good faith believes to be either (i) inconsistent in any material respect with any of the representations and warranties of LIBERTY contained in this Agreement or (ii), in the reasonable judgment of the Board of Directors of BANC ONE, to be either (x) of such significance as to materially and adversely affect the financial condition or the results of operations of LIBERTY and its Subsidiaries on a consolidated basis or (y) to deviate materially and adversely from LIBERTY's audited financial statements for the year ended December 31, 1992, BANC ONE may elect

                                    Ex.2.1-31
to terminate this Merger Agreement by giving written notice of termination to LIBERTY within seven days of the conclusion of such pre-acquisition investigation.

     (d) In the event that LIBERTY's pre-acquisition investigation and review of BANC ONE as described in Section 10(p) of this Merger Agreement discloses matters which LIBERTY in good faith believes to be either (i) inconsistent in any material respect with any of the representations and warranties of BANC ONE contained in this Agreement, or (ii) in the reasonable judgment of the Board of Directors of LIBERTY, to be either (x) of such significance as to materially and adversely affect the financial condition or the results of operations of BANC ONE and its subsidiaries on a consolidated basis or (y) to deviate materially and adversely from BANC ONE's audited financial statements for the year ended December 31, 1992, LIBERTY may elect to terminate this Merger Agreement by giving written notice of termination to BANC ONE within seven days of the conclusion of such pre-acquisition investigation.

     (e) LIBERTY, by action of its Board of Directors, in its sole discretion, may, but is not required to, elect to terminate this Merger Agreement, whether before or after approval of the Merger by the shareholders of ACQUISITION CORP. or by LIBERTY's shareholders, in the event that the BANC ONE Average Price (as defined in Section 7 of this Merger Agreement) for the Valuation Period (as defined in Section 7 and determined assuming that the Effective Time shall occur as set forth in Section 10(c)) is less than $38.00 per share (the "Termination Price"). In determining whether to terminate this Merger Agreement pursuant to this Section 26(e), the Board of Directors of LIBERTY may, but is not required to, consider whether the fact that the BANC ONE Average Price is less than $38.00 per share is attributable to general market conditions, reflects an inability of BANC ONE Common to earn and/or maintain an acceptable level of return in the future, the relative stock prices of LIBERTY, BANC ONE and other national and regional bank holding companies or selected groups thereof, and any other pertinent factors, including, without limitation, general economic and market conditions. LIBERTY shall elect to terminate the Merger Agreement pursuant to this Section 26(e) by giving written notice of such election to BANC ONE not later than the later to occur of (x) the fourth NYSE trading day prior to the proposed Effective Time calculated and determined pursuant to Section 10(c) and (y) the second NYSE trading day after the proposed Effective Time is determined pursuant to Section 10(c). Upon receipt of such notice, and provided that the BANC ONE Average Price is $35.00 or more, BANC ONE may, at its sole option:

          (i) nullify such election to terminate by giving written notice to LIBERTY, within two NYSE trading days of BANC ONE's receipt of LIBERTY's notice, that it will modify the Exchange Rate, as otherwise set forth in
     Section 7 of this Agreement, by increasing such Exchange Rate to that number of shares of BANC ONE Common, carried to four decimal places, which when multiplied by the BANC ONE Average Price during the Valuation Period (established as set forth above), will equal $32.00 (the "Minimum Price"); or

          (ii) accept such termination by giving written notice to LIBERTY of such acceptance within two NYSE trading days of BANC ONE's receipt of LIBERTY's notice. In the event of such acceptance of termination, this Merger Agreement shall be terminated

     If the BANC ONE Average Price is less than $35.00, upon BANC ONE's receipt of LIBERTY's notice, this Merger Agreement shall be terminated.

     The Exchange Rate determined pursuant to Section 26(e)(i) is subject to further adjustment pursuant to Sections 7(e) and 7(f) of this Merger Agreement, as appropriate.

     If BANC ONE declares a stock dividend or effects a reclassification, recapitalization, split-up, combination or subdivision of its common stock between the date hereof and the "Ex-Dividend Date" (as hereinafter defined) established for the shares being so divided, diluted or otherwise affected which is prior to any portion of the Valuation Period, appropriate adjustment will be made in the Minimum Price and the Termination Price. The "Ex-Dividend Date" is that date established by the NYSE for such distributions.

     A termination resulting from LIBERTY's election under this Section 26(e) shall be deemed to have been a termination by mutual consent of the parties.

                                    Ex.2.1-32

     (f) This Merger Agreement may be terminated and abandoned (whether before or after approval of the Merger by the shareholders of ACQUISITION CORP. or by LIBERTY's shareholders) by mutual written consent of LIBERTY, ACQUISITION CORP. and BANC ONE authorized by their respective Boards of Directors.

     (g) In the event of termination of this Merger Agreement (i) caused otherwise than by a willful breach of this Merger Agreement by any of the parties hereto or (ii) pursuant to Section 26(c), (d) or (e), (i) this Merger Agreement shall cease and terminate, the acquisition of LIBERTY as provided herein shall not be consummated, and none of BANC ONE, ACQUISITION CORP. nor LIBERTY shall have any liability to any other party under this Merger Agreement of any nature whatever, except for BANC ONE's obligations related to the printing of the proxy solicitation materials, including any liability for damages, and (ii) BANC ONE, ACQUISITION CORP. and LIBERTY each shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Merger Agreement, the respective shareholders' meetings and actions of the parties and all other acts incidental to, contemplated by or in pursuance of the transactions contemplated by this Merger Agreement, including fees and expenses of their respective counsel, accountants and other experts and advisors. The duties of the parties with respect to confidential information as set forth in
Section 10(f) shall survive any termination of this Merger Agreement.

     (h) If termination of this Merger Agreement shall be judicially determined to have been caused by willful breach of this Merger Agreement, then, in addition to other remedies at law or equity for breach of this Merger Agreement, the party so found to have willfully breached this Merger Agreement shall indemnify the other parties for their respective costs, fees and expenses of their counsel, accountants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Merger Agreement and related documentation and their shareholders' meetings and consents.

     27. WAIVERS; AMENDMENTS. Any of the provisions of this Merger Agreement may be waived in writing at any time by the party which is, or the shareholders of which are, entitled to the benefit thereof, provided, however, such waiver, if material to LIBERTY or its shareholders, may be made only following due authorization by the Board of Directors of LIBERTY. This Merger Agreement may be amended or modified in whole or in part by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Merger Agreement and which makes reference to this Merger Agreement, provided, however, such amendment or modification may be made only following due authorization by the respective Boards of Directors of LIBERTY, ACQUISITION CORP. and BANC ONE; provided, further, however, that after a favorable vote by the shareholders of LIBERTY any such action shall be taken by LIBERTY only if, in the opinion of its Board of Directors, such amendment or modification will not have any material adverse effect on the benefits intended under this Merger Agreement for the shareholders of LIBERTY, and will not require resolicitation of any proxies from such shareholders.

     28. ENTIRE AGREEMENT. Subject to the exceptions noted in the next following sentence, this Merger Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by LIBERTY, ACQUISITION CORP. and/or BANC ONE or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of LIBERTY and/or its Subsidiaries by BANC ONE or ACQUISITION CORP. Except for the BANC ONE Disclosure Letter and any attachments thereto, the LIBERTY Disclosure Letter and any attachments thereto, the Confidentiality Agreement, and the Benefits Agreement addressing benefit plans and policies, this Merger Agreement and the exhibits hereto constitute the entire agreement by the parties, and there are no agreements or commitments except as set forth herein and therein.

     29. CAPTIONS; COUNTERPARTS. The captions in this Merger Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Merger Agreement. This Merger Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

     30. NOTICES. All notices and other communications hereunder may be made by mail, hand-delivery or by courier service. If notices and other communications are made by nationally recognized overnight courier service for overnight delivery, such notice shall be deemed to have been given one business day after being

                                    Ex.2.1-33
forwarded to such a nationally recognized overnight courier service for overnight delivery. All notices and other communications hereunder given to any party shall be communicated to the remaining party to this Merger Agreement by mail or by hand-delivery in the same manner as herein provided.

     (a) If to BANC ONE, to:

           BANC ONE CORPORATION
           Attention of: Chief Executive Officer
           100 East Broad Street
           Columbus, Ohio 43271

     With a copy to:

           BANC ONE CORPORATION
           Attention of: Roman J. Gerber
                         General Counsel
           100 East Broad Street
           Columbus, Ohio 43271

     (b) If to LIBERTY, to:

           LIBERTY NATIONAL BANCORP, INC.
           Attention of: Chairman of the Board of Directors
           416 West Jefferson Street
           Louisville, Kentucky 40202-3244

     With a copy to:

           LIBERTY NATIONAL BANCORP, INC.
           Attention: General Counsel
           416 West Jefferson Street
           Louisville, Kentucky 40202-3244

     And with copy to:

           Brown, Todd & Heyburn
           Attention of: R. James Straus
           3200 Capital Holding Center
           Louisville, Kentucky 40202-3363

     (c) If to ACQUISITION CORP., to:

           AARON ACQUISITION CORPORATION
           Attention of: Roman J. Gerber
                         Chairman
           100 East Broad Street
           Columbus, Ohio 43271

                                    Ex.2.1-34

     IN WITNESS WHEREOF, this Merger Agreement has been executed the day and year first above written.

ATTEST:                                BANC ONE CORPORATION

/s/ ROMAN J. GERBER                    By: /s/ WILLIAM P. BOARDMAN
- -----------------------------              ---------------------------------
Roman J. Gerber                            William P. Boardman
Secretary                                  Senior Executive Vice President

ATTEST:                                LIBERTY NATIONAL BANCORP, INC.

/s/ KATHRYN R. ARTERBERRY              By: /s/ MALCOLM B. CHANCEY, JR.
- -----------------------------              ---------------------------------
Kathryn R. Arterberry                      Malcolm B. Chancey, Jr.
Assistant Secretary                        Chairman of the Board of Directors
                                           and Chief Executive Officer
ATTEST:
                                       AARON ACQUISITION CORPORATION
/s/ CHARLES F. ANDREWS
- -----------------------------
Charles F. Andrews                     By: /s/ ROMAN J. GERBER
Secretary                                  ----------------------------------
                                           Roman J. Gerber
                                           Chairman







                                    Ex.2.1-35